As filed with the Securities and Exchange Commission on December 1, 2003

Registration No. 333-110668

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION*

(exact name of registrant as specified in its charter)

Oklahoma*	1311	73-1395733*
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6100 North Western Avenue	Aubrey K. McClendon
Oklahoma City, Oklahoma 73118	Chairman of the Board and
(405) 848-8000	Chief Executive Officer
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James M. Prince, Esq.	Timothy G. Massad, Esq.
Vinson & Elkins L.L.P.	Cravath, Swaine & Moore LLP
2300 First City Tower	Worldwide Plaza
1001 Fannin Street	825 Eighth Avenue
Houston, Texas 77002-6760	New York, New York 10019
713-758-3710	212-474-1000
713-615-5962 (fax)	212-474-3700 (fax)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Ames Company, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1470082
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Carmen Acquisition, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1604860
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Acquisition, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1528271
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Energy Louisiana Corporation

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1524569
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake EP Corporation

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	48-1270813
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Exploration Limited Partnership

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1384282
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Louisiana, L.P.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1519126
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Operating, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1343196
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Panhandle Limited Partnership

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1565350
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Royalty, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1549744
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Gothic Energy, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	22-2663839
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Gothic Production, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1539475
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Nomac Drilling Corporation

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1606317
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Mountain Front, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1238619
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake ORC, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	71-0934234
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Sap Acquisition, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1622555
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake-Staghorn Acquisition L.P.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1612854
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake KNAN Acquisition, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1300132
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake ENO Acquisition, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	82-0553595
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake South Texas Corp.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	41-2050649
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Focus, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	33-1021135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Sigma, L.P.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	27-0029884
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

MC Mineral Company, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	61-1448831
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Oxley Petroleum Co.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1508537
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

John C. Oxley, L.L.C.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	73-1508539
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Chesapeake Zapata, L.P.

(Exact Name of Registrant As Specified In Its Charter)

Oklahoma	20-0322339
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Each Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Chesapeake Energy Corporation

Offer to Exchange up to $500,000,000 of 8.125% Senior Notes due April 1, 2011

The Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $500 million in aggregate principal amount of our 8.125% Senior Notes due 2011 for a principal amount set forth below of new notes issued from our outstanding series of 7.75% Senior Notes due 2015 or 6.875% Senior Notes due 2016. We refer to this offer as the exchange offer. We refer to our 8.125% Senior Notes due 2011 as the 2011 Notes and to our 7.75% Senior Notes due 2015 and our 6.875% Senior Notes due 2016 offered in this exchange offer as the 2015 Notes and 2016 Notes, respectively. The CUSIP number of the 2011 Notes is 165167AS6.

•	We are offering to exchange debt securities for your 8.125% Senior Notes due April 1, 2011. You can select the form of consideration that you will receive for your 2011 Notes from the following two options:
•	2015 Note Option. Under this option, we will exchange $1,033.23 in principal amount of 2015 Notes, less an adjustment for net accrued interest, for every $1,000 in principal amount of 2011 Notes tendered.
•	2016 Note Option. Under this option, we will exchange $1,107.68 in principal amount of 2016 Notes, plus an adjustment for net accrued interest, for every $1,000 in principal amount of 2011 Notes tendered.

You do not have to choose the same option for all the 2011 Notes that you tender. If you wish to receive 2015 Notes for some of your 2011 Notes and 2016 Notes for some of your 2011 Notes, you must make two separate tenders. You do not have to tender all of your 2011 Notes to participate in this exchange offer.

•	If you validly tender 2011 Notes at or prior to 5:00 p.m., New York City time, on Friday, December 12, 2003, which date we refer to as the early participation date, you will receive an early participation payment in cash of $10.00 for each $1,000 principal amount of 2011 Notes validly tendered and accepted for exchange.
•	Tenders of 2011 notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on Friday, December 12, 2003. Except under certain circumstances as described herein, tenders of 2011 Notes may not be withdrawn after that time.
•	We will accept for exchange up to $500 million in aggregate principal amount of 2011 Notes. If 2011 Notes having an aggregate principal amount in excess of that amount are validly tendered and not withdrawn, we will exchange $500 million in aggregate principal amount of 2011 Notes allocated on a pro rata basis, rounded to the nearest $1,000, based on the proportion of the 2011 Notes that you validly tendered to the amount of all 2011 Notes validly tendered as of the expiration date of the exchange offer. An aggregate of $728,255,000 principal amount of 2011 Notes was outstanding as of December 1, 2003.
•	Accrued and unpaid interest due on 2011 Notes accepted in the exchange will be settled by adjusting the principal amount of 2015 Notes and 2016 Notes received in the exchange for net accrued interest.
•	As described more fully in this prospectus, the exchange offer is subject to certain conditions. The exchange offer is not subject to any minimum tender condition.
•	The exchange offer will expire at 12:00 Midnight, New York City time, on Monday, December 29, 2003, which date we refer to as the expiration date, unless extended.

The 2015 Notes and 2016 Notes

•	Maturity: The 2015 Notes and the 2016 Notes mature on January 15, 2015 and January 15, 2016, respectively.
•	Interest Payments: The 2015 Notes and 2016 Notes pay interest semi-annually in cash in arrears on each January 15 and July 15. 2015 Notes issued pursuant to this exchange offer will receive a full semi-annual interest payment on January 15, 2004. 2016 Notes issued pursuant to this exchange offer will receive an initial interest payment on July 15, 2004, accrued from the date of initial issuance of 2016 Notes, which is November 26, 2003.
•	Guarantees: The 2015 Notes and 2016 Notes are guaranteed by our existing, and will be guaranteed by our future, restricted subsidiaries.
•	Ranking: The 2015 Notes and 2016 Notes are unsecured and rank equally in right of payment to each other and all of our existing and future senior indebtedness, including the 2011 Notes. The 2015 Notes and 2016 Notes are senior in right of payment to all of our future subordinated indebtedness.

Please carefully consider the risk factors beginning on page 15 of this prospectus before tendering in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Lead Dealer Managers

Banc of America Securities LLC	Deutsche Bank Securities	Lehman Brothers

Bear, Stearns & Co. Inc.

Credit Suisse First Boston

Morgan Stanley

BNP PARIBAS

Credit Lyonnais Securities

SunTrust Robinson Humphrey

TD Securities

Comerica Securities

Wells Fargo Securities

The date of this prospectus is December 1, 2003.

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and the accompanying letter of transmittal. We have not authorized anyone to provide you with different information. We are not, and the dealer managers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the date of such document, as the case may be.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.

We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934:

•	our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q or 10-Q/A for the fiscal quarters ended March 31, 2003, June 30, 2003 (as amended on September 18, 2003) and September 30, 2003; and

•	our Current Reports on Form 8-K dated January 10, 2003, February 4, 2003, February 28, 2003, March 4, 2003, March 14, 2003, March 19, 2003, April 29, 2003, June 6, 2003, June 25, 2003, September 22, 2003, October 7, 2003, November 14, 2003, November 18, 2003 and November 26, 2003 (excluding any information furnished pursuant to Item 9 or Item 12 of any such Current Report on Form 8-K).

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K), until the expiration date.

The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus.

You may read and copy any document we file with the SEC at the SEC public reference room located at:

Room 1024, Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock are traded.

During the course of the exchange offer, we invite each holder of the 2011 Notes to ask us questions concerning the terms and conditions of the exchange offer and to obtain any additional information necessary to verify the accuracy of the information in this prospectus which is material to the exchange offer to the extent that we possess such information or can acquire it without unreasonable effort or expense. You may obtain a copy of any or all of the documents summarized in this prospectus or incorporated by reference in this prospectus, without charge, by request directed to us at the following address and telephone number:

Martha A. Burger

Treasurer and Senior Vice President—Human Resources

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Telephone: (405) 848-8000

ii

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding oil and gas reserve estimates, planned capital expenditures, the drilling of oil and gas wells and future acquisitions, the impact of the recently completed Laredo Energy acquisition as described in this prospectus, expected oil and gas production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations and expected future expenses and use of net operating loss carryforwards.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•	the volatility of oil and gas prices;

•	our substantial indebtedness;

•	the cost and availability of drilling and production services;

•	our commodity price risk and interest rate risk management activities, including counterparty contract performance risk;

•	uncertainties inherent in estimating quantities of oil and gas reserves, projecting future rates of production and the timing of development expenditures;

•	our ability to replace reserves;

•	the availability of capital;

•	projecting future rates of production and the timing of development expenditures;

•	uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities;

•	drilling and operating risks;

•	our ability to generate future taxable income sufficient to utilize our federal and state income tax net operating loss (NOL) carryforwards before expiration;

•	future ownership changes which could result in additional limitations to our NOLs;

•	adverse effects of governmental and environmental regulation;

•	losses possible from pending or future litigation;

•	the strength and financial resources of our competitors; and

•	the loss of officers or key employees.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this prospectus and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. You should read the entire prospectus and the incorporated documents carefully, including the historical financial statements and the notes to those financial statements. You should read “Risk Factors” beginning on page 15 for more information about important factors that you should consider before making a decision to participate in the exchange offer.

Chesapeake

We are among the ten largest independent natural gas producers in the United States, owning interests in over 14,500 producing oil and gas wells. We estimate that our proved reserves were approximately 3.1 tcfe as of September 30, 2003, pro forma for the recently completed Laredo Energy acquisition that closed on October 31, 2003. Approximately 91% of our pro forma proved reserves are natural gas, and approximately 87% of our pro forma proved reserves are located in the Mid-Continent region of the United States, which includes Oklahoma, western Arkansas, southwestern Kansas and the Texas Panhandle. We have smaller operations in the onshore Upper Gulf Coast region, the South Texas area, the Deep Giddings field in Texas, the Tuscaloosa Trend in Louisiana, the Permian Basin region of southeastern New Mexico and the Williston Basin of North Dakota and Montana.

On October 31, 2003, we acquired Laredo Energy, L.P. and its partners’ interests in certain assets in the Lobo Trend in Zapata County, Texas for approximately $200 million, which, by our internal estimates, will add approximately 108 bcfe to our estimated proved reserves and approximately 30 mmcfe to our daily production. We believe we have acquired a high-quality asset base from Laredo Energy, distinguished by proved reserves that are 100% gas and 32% proved developed and with a reserve-to-production index of approximately 10 years. We believe the acquisition of these relatively shorter-lived, less developed properties will complement our base of longer-lived, more developed Mid-Continent assets and provide substantial opportunities for additional drilling and exploration activities. There is no assurance that our estimates of the acquired Laredo Energy reserves will prove correct.

Our executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

Business Strategy

From our inception in 1989, our business goal has been to create value for our investors by building one of the largest onshore natural gas resource bases in the United States. Since 1998, our business strategy to achieve this goal has been to integrate our aggressive and technologically advanced Mid-Continent drilling program with a Mid-Continent focused producing property consolidation program. We believe this balanced business strategy enables us to achieve greater economies of scale, increase our undrilled acreage inventory and attract and retain talented and motivated land, geoscientific and engineering personnel. We are executing our strategy by:

•

Consistently Making High-Quality Acquisitions. Our acquisition program is focused on small- to medium-sized acquisitions of Mid-Continent natural gas properties that provide high-quality, long-lived production and significant drilling opportunities. Since January 1, 2000, we have acquired $2.3 billion of such properties (primarily in 21 separate transactions of greater than $10 million each) at an estimated average cost of $1.24 per mcfe of proved reserves. The vast majority of these acquisitions either increased our ownership in existing wells or fields or added additional drilling locations in our core Mid-Continent operating area. We believe our recent acquisition of high-quality, shorter-lived assets from Laredo Energy complements our longer-lived Mid-Continent assets. In addition, we believe our expertise in drilling deep natural gas wells into challenging geological environments is well-suited to successfully developing the exploration potential of the Laredo Energy assets. Because the Mid-Continent and South Texas regions contain many small companies seeking market liquidity and larger companies seeking to divest non-core assets, we expect to find additional attractive acquisition opportunities in the future.

•	Consistently Growing Through the Drillbit. One of our most distinctive characteristics is our ability to increase reserves through the drillbit. We are currently conducting one of the three most active drilling programs in the United States with our program focused on finding gas in the Mid-Continent region. We currently have 43 rigs drilling on Chesapeake-operated prospects, and we are participating in approximately 40 wells being drilled by others. We believe our Mid-Continent drilling program is the most active in the region and is supported by our ownership of an extensive land and 3-D seismic base.

•	Consistently Focusing on the Mid-Continent. In this region, we believe we are the largest natural gas producer, the most active driller and the most active acquirer of undeveloped leases and producing properties. We believe the Mid-Continent region, which trails only the Gulf Coast and Rocky Mountain basins in U.S. gas production, has many attractive characteristics. These characteristics include long-lived natural gas properties with relatively predictable decline curves; multi-pay geological targets that decrease drilling risk, resulting in our historical Mid-Continent drilling success rate of approximately 93% over the past ten years; favorable basis differentials to benchmark commodities prices; generally lower service costs than in more competitive or more remote basins; and a favorable regulatory environment with virtually no federal land ownership. In addition, we believe the location of our headquarters in Oklahoma City provides us with many competitive advantages over other companies that direct their activities in this region from district offices in Oklahoma City or Tulsa or from out-of-state headquarters.

•	Consistently Focusing on Low Costs. By minimizing operating costs, we have been able to deliver consistently attractive financial returns through all phases of the commodity price cycle. We believe our general and administrative costs and our lease operating expenses are among the lowest in the industry. We believe these low costs are the result of our management’s effective cost-control programs, our high-quality asset base and the extensive and competitive services, gas processing and transportation infrastructures in the Mid-Continent. We believe the recent Laredo Energy acquisition should reduce our overall operating cost structure per mcfe because our production costs per mcfe for these properties are expected to be lower than our current production costs per mcfe.

•	Consistently Improving our Capitalization. We have made significant progress in improving our balance sheet since the beginning of 1999, having increased our stockholders’ equity by $2.0 billion through a combination of earnings and common and preferred equity issuances. As of December 31, 1999, our debt to total capitalization ratio was 129%. As of September 30, 2003, after giving pro forma effect to our private placement of 2016 Notes, our recent public offering of preferred stock and the application of the net proceeds therefrom, this ratio would have been 54%. We plan to continue making the reduction of the debt to total capitalization ratio one of our primary financial goals.

Based on our view that natural gas has become the fuel of choice to meet growing power demand and increasing environmental concerns in the United States, we believe our Mid-Continent focused natural gas development strategy should provide substantial growth opportunities in the years ahead. Although U.S. gas production has been declining during the past nine quarters, we have increased our production in each of those quarters. Our goal is to increase our overall production by 10% to 15% per year, with approximately one-third of this growth projected to be generated organically through the drillbit and the remainder from acquisitions.

Company Strengths

We believe the following six characteristics distinguish our past performance and future growth potential from other natural gas producers:

•	High-Quality Asset Base. Our producing properties are characterized by long-lived reserves, established production profiles and an emphasis on natural gas. Based upon current production and reserve levels (and pro forma for the Laredo Energy acquisition), our proved reserves-to-production ratio, or reserve life, is approximately 11.5 years. In each of our operating areas, our properties are concentrated in locations that enable us to establish substantial economies of scale in drilling and production operations and facilitate the application of more effective reservoir management practices. We intend to continue building our Mid-Continent asset base by concentrating both our drilling and acquisition efforts in this region.

•	Low-Cost Producer. Our high-quality asset base has enabled us to achieve a low operating cost structure. During the first three quarters of 2003, our cash operating costs per unit of production were $0.90 per mcfe, which consisted of general and administrative expenses of $0.09 per mcfe, production expenses of $0.52 per mcfe and production taxes of $0.29 per mcfe. We believe this is one of the lowest operating cost structures among publicly traded independent oil and natural gas producers. We believe the Laredo Energy acquisition should further lower our per unit cash operating costs because we project the Laredo Energy properties will have initial production expenses of approximately $0.10 per mcfe. We currently operate approximately 79% of our proved reserves. This large percentage of operational control provides us with a high degree of operating flexibility and cost control.

•	Successful Acquisition Program. Our experienced asset acquisition team focuses on adding to our attractive resource base in the Mid-Continent region and occasionally looks to supplement our Mid-Continent base by evaluating acquisition opportunities in the onshore Gulf Coast, South Texas and Permian Basin regions. These areas are characterized by medium- to long-lived natural gas reserves, low lifting costs, multiple geological targets that provide substantial drilling potential, favorable basis differentials to benchmark commodity prices, a well-developed oil and gas transportation infrastructure and considerable potential for further consolidation of assets. Since 1998 and including the Laredo Energy acquisition, we have completed $3.1 billion in acquisitions at an average cost of $1.14 per mcfe of proved reserves. We believe we are well-positioned to continue this consolidation as a result of our large existing asset base, our corporate presence in Oklahoma, our knowledge and expertise in the regions in which we operate and current trends in the industry.

•	Large Inventory of Drilling Projects. During the past 14 years, we believe we have been one of the ten most active drillers in the United States and the most active driller in the Mid-Continent. We believe we have developed a particular expertise in drilling deep vertical and horizontal wells in search of large natural gas accumulations in challenging reservoir conditions. We actively pursue deep drilling targets because of our view that most undiscovered gas reserves in the Mid-Continent will be found at depths below 12,500 feet. In addition, we believe that our large 3-D seismic inventory, much of which is proprietary to Chesapeake, provides us with an advantage over our competitors, which largely prefer to drill shallower development wells. As a result of our aggressive land acquisition strategies and Oklahoma’s favorable forced-pooling regulations, we have been able to accumulate an onshore leasehold position of approximately 2.3 million net acres. In addition, our technical teams have identified over 2,500 exploratory and developmental drillsites, representing approximately five years of future drilling opportunities at our current rate of drilling. The Laredo Energy acquisition added to our existing land inventory and we have identified approximately 70 additional potential drillsites associated with the properties acquired in this transaction.

•

Hedging Program. We have historically used and intend to continue using hedging programs to reduce the risks inherent in producing oil and natural gas, commodities that are extremely volatile in price. We believe this volatility is likely to continue and may even increase in the years ahead. We believe that a producer can use this volatility to its benefit by taking advantage of prices when they exceed historical norms. Over the past three years, we have increased our oil and gas revenues by $127 million of realized gains through hedging. We currently have gas swaps hedging 55, 144, 46, 26 and 26 bcf for the fourth quarter of 2003 and for all of 2004, 2005, 2006 and 2007 at average NYMEX prices of $5.64, $5.25, $4.82, $4.74 and $4.76 per mcf, respectively. In addition, we have 100% of our projected oil production hedged for the fourth quarter of 2003 and 94% for all of 2004 at average NYMEX prices of $28.69 and $28.61 per barrel of oil, respectively.

•	Entrepreneurial Management. Our management team formed Chesapeake in 1989 with an initial capitalization of $50,000. Through the following years, this management team has guided our company through operational challenges and extremes of oil and gas prices to create one of the ten largest independent natural gas producers in the United States with an enterprise value of approximately $5.4 billion (pro forma for our recent private placement of 2016 Notes and public offering of preferred stock). Our co-founders, Aubrey K. McClendon and Tom L. Ward, have been business partners in the oil and gas industry for 20 years and beneficially own, as of September 30, 2003, approximately 14.3 million and 15.8 million of our common shares, respectively.

Other Developments

We recently announced a series of transactions intended to improve our capitalization:

•	Public Offering of Convertible Preferred Stock. On November 18, 2003, we completed a public offering of 1,725,000 shares of our 5.00% Cumulative Convertible Preferred Stock (including 225,000 shares as part of a fully exercised underwriters’ overallotment option) at a price of $100 per share. Our net proceeds were approximately $167.8 million, which were applied to repay a portion of the borrowings under our bank credit facility incurred primarily to finance the Laredo Energy acquisition.

•	Private Offering of Senior Notes. On November 26, 2003, we completed a private placement of $200 million of the 2016 Notes. Net proceeds are expected to be used to fund the tender offer of our 8.5% Senior Notes due 2012 described below and to repay a portion of our borrowings under our bank credit facility incurred primarily to finance the Laredo Energy acquisition. The private placement of 2016 Notes was made only to qualified institutional buyers under Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions pursuant to Regulation S under the Securities Act. The 2016 Notes issued in the private placement will be identical to the 2016 Notes to be issued in this exchange offer except that they are not freely tradeable. Pursuant to a registration rights agreement with the initial purchasers, we agreed to use our reasonable best efforts to make an offer to exchange the 2016 Notes issued in the private placement for 2016 Notes that have been registered under the Securities Act. The 2016 Notes issued in such exchange will be identical to the 2016 Notes issued in this exchange offer. All 2016 Notes issued in the private placement, the exchange offer to be made in connection with the private placement and this exchange offer will constitute one and the same series for all purposes under the relevant indenture.

•	Tender Offer for 8.5% Senior Notes due 2012. On November 12, 2003, we launched a cash tender offer for all of the approximately $111 million outstanding principal amount of our 8.5% Senior Notes due 2012. The tender offer is conditioned upon the receipt of consents from holders of a majority of the outstanding principal amount of the 8.5% Senior Notes to remove substantially all of the covenants applicable to the notes. If fully subscribed, it is expected that the tender offer will cost approximately $118 million, which would be funded with a portion of the net proceeds from the private placement of 2016 Notes. On November 26, 2003, we accepted and paid for approximately $104.8 million in aggregate principal amount of 8.5% Senior Notes tendered for early payment pursuant to the terms of the tender offer. The tender offer will remain open until December 10, 2003. There is no assurance that the tender offer will be fully subscribed, and the completion of this exchange offer is not conditioned on the outcome of the tender offer.

Summary of the Exchange Offer

We summarize below the terms of this exchange offer. You should read the detailed description of the offer in the section entitled “The Exchange Offer.” In addition, you should review the section entitled “Risk Factors” beginning on page 15 for a discussion of risk factors that you should consider in connection with this exchange offer.

Purpose of this exchange offer	The purpose of this exchange offer is to refinance a portion of our 2011 Notes in order to improve our debt maturity profile.

Securities for which we are making this exchange offer

A maximum of $500 million in aggregate principal amount of 8.125% Senior Notes due April 1, 2011 (the “2011 Notes”), of which $728,255,000 in aggregate principal amount was outstanding as of December 1, 2003. In the event that more than $500 million of 2011 Notes are validly tendered, we will accept $500 million of 2011 Notes on a pro rata basis as discussed below.

Securities offered under this exchange offer	At the option of the holder, new notes of our series of:

• 7.75% Senior Notes due January 15, 2015 (the “2015 Notes”); or

• 6.875% Senior Notes due January 15, 2016 (the “2016 Notes”).

The exchange offer	We are offering to exchange debt securities for the 2011 Notes held by you. You can select the form of consideration that you will receive for your 2011 Notes from the following two options:

• 2015 Note Option. Under this option, we will exchange $1,033.23 in principal amount of the 2015 Notes, less the accrued interest adjustment, for every $1,000 in principal amount of 2011 Notes validly tendered and accepted for exchange (the “2015 Note Option”).

• 2016 Note Option. Under this option, we will exchange $1,107.68 in principal amount of the 2016 Notes, plus the accrued interest adjustment, for every $1,000 in principal amount of 2011 Notes validly tendered and accepted for exchange (the “2016 Note Option”).

You do not have to choose the same option for all the 2011 Notes that you tender. If you wish to receive 2015 Notes for some of your 2011 Notes and 2016 Notes for some of your 2011 Notes, you must make two separate tenders. You do not have to tender all of your 2011 Notes to participate in this exchange offer.

Early Participation Payment	If you validly tender your 2011 Notes at or prior to 5:00 p.m., New York City time, on Friday, December 12, 2003, which date we refer to as the early participation date, you will receive an early participation payment in cash of $10.00 for each $1,000 principal amount of 2011 Notes validly tendered and accepted for exchange.

Accrued Interest Payment	We will adjust the exchange ratios under the 2015 Note Option and the 2016 Note Option for the value of net accrued interest owed to, or due from, holders tendering in the exchange on the settlement date. We refer to these adjustments as the “Accrued Interest Adjustment.” Assuming a December 31, 2003 settlement date, the 2011 Notes will have $20.31 of interest accrued on each $1,000 principal amount. The Notes issued in the exchange offer will be issued with accrued interest which, as of December 31, 2003, will be $35.74 for each $1,000 principal amount of 2015 Notes, and $6.68 for each $1,000 principal amount of 2016 Notes.

To adjust for the settlement of accrued interest on 2011 Notes tendered, and 2015 Notes and 2016 Notes received, in the exchange offer (assuming a December 31, 2003 settlement date):

	•	the exchange ratio under the 2015 Note Option will be adjusted by reducing the amount of principal of 2015 Notes issued for each $1,000 of principal of 2011 Notes tendered by $15.20, so that you will receive $1,018.03 principal amount of 2015 Notes for each $1,000 principal amount of 2011 Notes validly tendered and accepted for exchange; and

	•	the exchange ratio under the 2016 Note Option will be adjusted by increasing the amount of principal of 2016 Notes issued for each $1,000 of principal of 2011 Notes tendered by $12.52, so that you will receive $1,120.20 principal amount of 2016 Notes for each $1,000 principal amount of 2011 Notes validly tendered and accepted for exchange.

For further information relating to the terms of the 2015 Notes and 2016 Notes, see “Summary of the 2015 Notes” and “Summary of the 2016 Notes” below.

Pro Rata Acceptance	If 2011 Notes having an aggregate principal amount in excess of $500 million are validly tendered and not validly withdrawn, we will accept for exchange $500 million aggregate principal amount of 2011 Notes allocated on a pro rata basis based on the proportion of the 2011 Notes you tendered to all 2011 Notes tendered as of the expiration date. See “The Exchange Offer—Pro Rata Acceptance.”

Conditions to the exchange offer	The exchange offer is subject to certain customary conditions that we may assert or waive. It is not subject to a minimum tender condition. See “The Exchange Offer—Conditions to this Exchange Offer.” In addition, subject to applicable law, we reserve the right to:

	•	terminate this exchange offer;

	•	extend the expiration date and retain all 2011 Notes that have been tendered; or

	•	waive any condition or otherwise amend the terms of this exchange offer in any respect.

Expiration Date, Acceptance Date and Settlement Date

The exchange offer will expire at 12:00 Midnight, New York City time, on Monday, December 29, 2003, which date we refer to as the expiration date, unless we extend the offer. We will accept up to $500 million in aggregate principal amount of 2011 Notes validly tendered for exchange, and make any pro rationing necessary, on the next business day after the expiration date, which date we refer to as the acceptance date. We expect cancellation of the validly tendered 2011 Notes, issuance and delivery of the 2015 Notes or 2016 Notes and payment of the early participation payment to occur on the second business day after the expiration date, which date we refer to as the settlement date.

Withdrawal of Tenders	Tenders of 2011 Notes may be withdrawn in writing at any time prior to 5:00 p.m., New York City time, on Friday, December 12, 2003, which we refer to as the withdrawal deadline. Except under certain circumstances, tenders of 2011 Notes may not be withdrawn after that time.

Taxation	The exchange of 2011 Notes for 2015 Notes and/or 2016 Notes pursuant to the exchange offer constitutes a recapitalization for United States federal income tax purposes. Accordingly, you will generally recognize gain on the exchange only to the extent of any early participation payments and the sum of the fair market value of the excess principal amount of the 2015 Notes and 2016 Notes received in the exchange (other than amounts attributable to accrued, but unpaid interest on the 2011 Notes) over the principal amount of the 2011 Notes. The fair market value of any 2015 Notes or 2016 Notes received by you attributable to accrued but unpaid interest on the 2011 Notes that has not yet been included in income will be taxable as ordinary income. See “United States Federal Income Tax Consequences.”

Procedures for Tendering

If you wish to accept the exchange offer and your 2011 Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your 2011 Notes on your behalf pursuant to the procedures of the custodial entity. If your 2011 Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal and any other required documents to the exchange agent at one of the addresses set forth on the cover page of the letter of transmittal.

If you wish to receive 2015 Notes for some of your 2011 Notes and 2016 Notes for some of your 2011 Notes, you must make two separate tenders.

Custodial entities that are participants in The Depository Trust Company, or DTC, must tender 2011 Notes through DTC’s Automated Tender Offer Program, known as ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

2011 Notes may be exchanged only in denominations of $1,000 and integral multiples of $1,000 in excess of that amount. 2015 Notes and 2016 Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess of that amount. If under the terms of the exchange offer any tendering participant in DTC is entitled to receive, through DTC, 2015 Notes or 2016 Notes in a a principal amount that is not an integral multiple of $1,000, then we will reduce the principal amount of that DTC participant’s 2015 Notes and 2016 Notes to the nearest $1,000 and substitute a cash payment equal to the principal amount by which that DTC participant’s new notes are reduced.

Notes not tendered or accepted for exchange

Any 2011 Notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your 2011 Notes in this exchange offer, or if your 2011 Notes are not accepted for exchange, you will continue to hold your 2011 Notes and will be entitled to all the rights and will be subject to all the limitations applicable to the 2011 Notes.

Use of proceeds	We will not receive any cash proceeds from the issuance of the 2015 Notes and 2016 Notes offered in this exchange offer.

Appraisal rights	You will have no dissenters’ rights or appraisal rights in connection with this exchange offer.

“Blue Sky” compliance	We are not making this offer to, and we will not accept tenders from, holders of notes in any jurisdiction in which this exchange offer or the acceptance of notes would not comply with the applicable securities or “blue sky” laws of that jurisdiction.

Dealer managers	The dealer managers for the exchange offering are listed on the cover of this Prospectus. Banc of America Securities LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. are acting as the joint lead dealer managers for the exchange offer. Their addresses and telephone numbers are located on the back cover of this prospectus.

Exchange agent	The Bank of New York is the exchange agent for this exchange offer. Its address and telephone numbers are located in the section “The Exchange Offer—Exchange Agent” and on the back cover of this prospectus.

Information agent	D.F. King & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located in the section “The Exchange Offer—Information Agent” and on the back cover of this prospectus.

Summary of the 2015 Notes

Issuer	Chesapeake Energy Corporation.

Add-On	The 2015 Notes issued in the exchange offer will be additional notes of the same series as our outstanding 2015 Notes originally issued on December 20, 2002, in an aggregate principal amount of $150 million. As of December 1, 2003, the aggregate principal amount of 2015 Notes outstanding was $236.7 million.

Maturity Date	January 15, 2015.

Interest Payment Dates	Interest on the 2015 Notes issued in the exchange offer will accrue from July 15, 2003, the last payment date for the outstanding 2015 Notes. We pay interest on the 2015 Notes on January 15 and July 15 of each year.

Optional Redemption	On or after January 15, 2008, we may redeem some or all of the 2015 Notes at the redemption prices listed in the “Description of Notes—Optional Redemption of the 2015 Notes” section of this prospectus, plus accrued but unpaid interest to the date of redemption.

Until January 15, 2006, we may choose to redeem up to 35% of the aggregate principal amount of the 2015 Notes originally issued, together with the 2015 Notes issued in this exchange offer and any 2015 Notes issued hereafter, with money we raise in certain equity offerings, as long as:

• we pay the holders of all 2015 Notes redeemed a redemption price of 107.75% of the principal amount of all such 2015 Notes, plus accrued but unpaid interest to the date of redemption; and

• at least 65% of the aggregate principal amount of all such 2015 Notes remains outstanding after such redemption.

In addition to the preceding, we may redeem some or all of the 2015 Notes prior to January 15, 2008 by the payment of a make-whole premium described in the “Description of Notes—Optional Redemption of the 2015 Notes” section of this prospectus.

Change of Control	If a Change of Control of our company occurs, subject to certain conditions, we must give holders of the 2015 Notes an opportunity to sell to us the 2015 Notes at a purchase price of 101% of the principal amount of the 2015 Notes, plus accrued but unpaid interest to the date of purchase. The term “Change of Control” is defined in the “Description of Notes—Certain Definitions” section of this prospectus.

Guarantees	The 2015 Notes are unconditionally guaranteed, jointly and severally, by each of our existing and future restricted subsidiaries. All of our existing subsidiaries, other than Chesapeake Energy Marketing, Inc., Mayfield Processing, L.L.C. and MidCon Compression L.P., are restricted subsidiaries.

Ranking	The 2015 Notes are unsecured and rank equally in right of payment to all of our existing and future senior indebtedness, including the 2011 Notes and the 2016 Notes. The 2015 Notes rank senior in right of payment to all of our future subordinated indebtedness. Please read “Description of Notes—Ranking.”

As of September 30, 2003, after giving pro forma effect to our recent offerings of preferred stock and 2016 Notes and the application of net proceeds therefrom, we would have had approximately $2.08 billion in principal amount of senior indebtedness outstanding, none of which would have been secured indebtedness.

Restrictive Covenants	The indenture governing the 2015 Notes contains covenants that limit our ability and our restricted subsidiaries’ ability to:

	•	incur additional indebtedness;

	•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

	•	make investments and other restricted payments;

	•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

	•	incur liens;

	•	engage in transactions with affiliates;

	•	sell assets; and

	•	consolidate, merge or transfer assets.

All of these limitations are subject to a number of important exceptions and qualifications, which are described in the “Description of Notes—Certain Covenants” section of this prospectus. These limitations are substantially the same as those that apply to the 2011 Notes and the 2016 Notes.

Book-Entry, Delivery and Form	Initially, the 2015 Notes will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Summary of 2016 Notes

Issuer	Chesapeake Energy Corporation

Add-On	The 2016 Notes issued in the exchange offer will be additional notes of the same series as the 2016 Notes originally issued in a private placement on November 26, 2003, in an aggregate principal amount of $200 million. The 2016 Notes issued in the private placement are identical to the 2016 Notes to be issued in this exchange offer, except that they are not freely tradeable. Pursuant to a registration rights agreement with the initial purchasers, we agreed to use our reasonable best efforts to make an offer to exchange the 2016 Notes issued in the private placement for 2016 Notes that have been registered under the Securities Act. The 2016 Notes issued in such exchange will be identical to the 2016 Notes issued in this exchange offer. All 2016 Notes issued in the private placement, the exchange offer to be made in connection with the private placement and this exchange offer will constitute one and the same series for all purposes under the relevant indenture.

Maturity Date	January 15, 2016.

Interest Payment Dates	Interest on the 2016 Notes issued in the exchange offer will accrue from the date of issuance for the originally issued 2016 Notes, which is November 26, 2003. We will pay interest on the 2016 Notes on January 15 and July 15 of each year commencing July 15, 2004.

Optional Redemption	On or after January 15, 2009, we may redeem some or all of the 2016 Notes at the redemption prices listed in the “Description of Notes—Optional Redemption of the 2016 Notes” section of this prospectus, plus accrued but unpaid interest to the date of redemption.

Until January 15, 2007 we may choose to redeem up to 35% of the aggregate principal amount of the 2016 Notes originally issued, together with the 2016 Notes issued in this exchange offer and any 2016 Notes issued hereafter, with money we raise in certain equity offerings, as long as:

• we pay the holders of all 2016 Notes redeemed a redemption price of 106.875% of the principal amount of all such 2016 Notes, plus accrued but unpaid interest to the date of redemption; and

• at least 65% of the aggregate principal amount of all such 2016 Notes remains outstanding after such redemption

In addition to the preceding, we may redeem some or all of the 2016 Notes prior to January 15, 2009 by the payment of a make-whole premium described in the “Description of Notes—Optional Redemption of the 2016 Notes” section of this prospectus.

Change of Control	If a Change of Control of our company occurs, subject to certain conditions, we must give holders of the 2016 Notes an opportunity to sell to us the 2016 Notes at a purchase price of 101% of the principal amount of the 2016 Notes, plus accrued but unpaid interest to the date of purchase. The term “Change of Control” is defined in the “Description of Notes—Certain Definitions” section of this prospectus.

Guarantees	The 2016 Notes will be unconditionally guaranteed, jointly and severally, by each of our existing and future restricted subsidiaries. All of our existing subsidiaries, other than Chesapeake Energy Marketing, Inc., Mayfield Processing, L.L.C. and MidCon Compression L.P., are restricted subsidiaries.

Ranking	The 2016 Notes will be unsecured and will rank equally in right of payment to all of our existing and future senior indebtedness, including the 2011 Notes and the 2015 Notes. The 2016 Notes will rank senior in right of payment to all of our future subordinated indebtedness. Please read “Description of Notes—Ranking.”

As of September 30, 2003, after giving pro forma effect to our recent offerings of preferred stock and 2016 Notes and the application of net proceeds therefrom, we would have had approximately $2.08 billion in principal amount of senior indebtedness outstanding, none of which would have been secured indebtedness.

Restrictive Covenants	The indenture governing the 2016 Notes contains covenants that limit our ability and our restricted subsidiaries’ ability to:

	•	incur additional indebtedness;

	•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

	•	make investments and other restricted payments;

	•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

	•	incur liens;

	•	engage in transactions with affiliates;

	•	sell assets; and

	•	consolidate, merge or transfer assets.

All of these limitations are subject to a number of important exceptions and qualifications, which are described in the “Description of Notes—Certain Covenants” section of this prospectus. These limitations are substantially the same as those that apply to the 2011 Notes and the 2015 Notes.

Book-Entry, Delivery and Form	Initially, the 2016 Notes will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Risk Factors

Participation in the exchange offer involves certain risks that you should carefully evaluate prior to making a decision to tender you notes. Please read “Risk Factors” beginning on page 15.

Summary Consolidated Financial Data

The following tables set forth summary consolidated financial data as of and for each of the three years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2002 and 2003. These data were derived from our audited consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2002, which is incorporated by reference herein, and from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the nine months ended September 30, 2003, which is incorporated by reference herein. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in our annual report on Form 10-K/A and in our quarterly report on Form 10-Q, which are incorporated by reference herein.

	Years Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
				(unaudited)
	(in thousands, except ratios and per share data)
Statement of Operations Data:
Revenues:
Oil and gas sales	$470,170	$820,318	$568,187	$367,810	$951,125
Oil and gas marketing sales	157,782	148,733	170,315	112,334	309,566

Total revenues	627,952	969,051	738,502	480,144	1,260,691

Operating costs:
Production expenses	50,085	75,374	98,191	71,252	101,664
Production taxes	24,840	33,010	30,101	19,934	57,336
General and administrative	13,177	14,449	17,618	11,930	17,254
Oil and gas marketing expenses	152,309	144,373	165,736	108,836	302,064
Oil and gas depreciation, depletion and amortization	101,291	172,902	221,189	157,731	266,131
Depreciation and amortization of other assets	7,481	8,663	14,009	10,489	12,647

Total operating costs	349,183	448,771	546,844	380,172	757,096

Income from operations	278,769	520,280	191,658	99,972	503,595

Other income (expense):
Interest and other income	3,649	2,877	7,340	7,343	1,356
Interest expense	(86,256)	(98,321)	(112,031)	(77,779)	(115,891)
Loss on investment in Seven Seas	—	—	(17,201)	(4,770)	—
Impairment of investment in securities	—	(10,079)	—	—	—
Loss on repurchases of Chesapeake debt	—	(76,667)	(2,626)	(1,353)	—
Gain on sale of Canadian subsidiary	—	27,000	—	—	—
Gothic standby credit facility costs	—	(3,392)	—	—	—

Total other income (expense)	(82,607)	(158,582)	(124,518)	(76,559)	(114,535)

Income before income taxes and cumulative effect of accounting change	196,162	361,698	67,140	23,413	389,060
Provision (benefit) for income taxes	(259,408)	144,292	26,854	9,366	147,841

Net income before cumulative effect of accounting change	455,570	217,406	40,286	14,047	241,219

	Years Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
					(unaudited)
	(in thousands, except ratios and per share data)
Cumulative effect of accounting change	—	—	—	—	2,389

Net income	455,570	217,406	40,286	14,047	243,608
Preferred stock dividends	(8,484)	(2,050)	(10,117)	(7,588)	(15,484)
Gain on redemption of preferred stock	6,574	—	—	—	—

Net income available to common shareholders	$453,660	$215,356	$30,169	$6,459	$228,124

Earnings per common share—basic:
Income before cumulative effect of accounting change	$3.52	$1.33	$0.18	$0.04	$1.08
Cumulative effect of accounting change	—	—	—	—	0.01

Net income	$3.52	$1.33	$0.18	$0.04	$1.09

Earnings per common share—assuming dilution:
Income before cumulative effect of accounting change	$3.01	$1.25	$0.17	$0.04	$0.95
Cumulative effect of accounting change	—	—	—	—	0.01

Net income	$3.01	$1.25	$0.17	$0.04	$0.96

Other Financial Data:
Ratio of earnings to fixed charges(1)	3.1x	4.4x	1.5x	1.2x	4.1x

	As of December 31,			As of September 30, 2003 (unaudited)
	2000	2001	2002	Historical	Pro Forma(2)	Pro Forma As Adjusted(3)
	(in thousands)
Balance Sheet Data:
Total assets	$1,440,426	$2,286,768	$2,875,608	$4,257,489	$4,431,775	$4,420,756
Long-term debt, net of current maturities and discounts	944,845	1,329,453	1,651,198	2,024,336	2,055,222	2,050,033
Stockholders’ equity	313,232	767,407	907,875	1,584,370	1,736,829	1,732,799

(1)	For purposes of determining the ratios of earnings to fixed charges and earnings to fixed charges, earnings are defined as net income before income taxes, cumulative effect of accounting change, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized), and amortization of debt expenses and discount or premium relating to any indebtedness.
(2)	On a pro forma basis to reflect the effects of transactions described under “Capitalization” including (i) two private exchange offers for senior notes completed since September 30, 2003 (ii) our recently completed $172.5 million public offering of convertible preferred stock, (iii) our recently completed $200 million private placement of 2016 Notes and (iv) the application of the net proceeds from the foregoing offerings to fund our pending cash tender offer for all $111 million principal amount of our 8.5% Senior Notes due 2012 (assuming the tender offer is fully subscribed) and to repay the borrowings incurred under our bank credit facility to finance the recent Laredo Energy acquisition. There is no assurance that the tender offer for 8.5% Senior Notes will be fully subscribed.
(3)	On a pro forma basis further adjusted to reflect the effects of this exchange offer, assuming that it is subscribed in full with equal amounts validly tendered for the 2015 Note Option and the 2016 Note Option and assuming a settlement date of December 31, 2003. There is no assurance that this exchange offer will be subscribed for any amount, or in the assumed proportions.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following factors relating to our company and the offering should be considered carefully before a decision to participate in the exchange offer.

Risks Related to Our Business

Oil and gas prices are volatile. A decline in prices could adversely affect our financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend primarily upon the prices we receive for the oil and gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow from banks is subject to periodic redeterminations based on prices specified by our bank group at the time of redetermination. In addition, we may have ceiling test writedowns in the future if prices fall significantly.

Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	risks associated with owning and operating drilling rigs;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and gas prices do not necessarily move in tandem. Because approximately 91% of our proved reserves are currently natural gas reserves, we are more affected by movements in natural gas prices.

Our level of indebtedness and preferred stock may adversely affect operations and limit our growth, and we may have difficulty making debt service and preferred stock dividend payments on our indebtedness and preferred stock as such payments become due.

As of September 30, 2003, after giving pro forma effect to our recent offerings of preferred stock and the 2016 Notes and the application of net proceeds therefrom, we would have had approximately $2.08 billion in principal amount of senior indebtedness outstanding, none of which would have been secured indebtedness, plus preferred stock outstanding having an aggregate liquidation preference of $552.4 million. Our long-term indebtedness represented 57% of our total book capitalization at September 30, 2003.

Our level of indebtedness and preferred stock affects our operations in several ways, including the following:

•	a significant portion of our cash flows must be used to service our indebtedness and preferred stock, and our business may not generate sufficient cash flows from operations to enable us to continue to meet our obligations under our indebtedness and our stated dividends on our preferred stock;

•	a high level of debt and preferred stock increases our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry, and the rights and preferences applicable to our preferred stock may limit our ability to pay dividends on our common stock; and

•	a high level of debt and preferred stock may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

We may incur additional debt, including significant secured indebtedness, or issue additional series of preferred stock, in order to make future acquisitions or to develop our properties. A higher level of indebtedness increases the risk that we may default on our debt obligations, including the notes offered hereby. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

In addition, our bank borrowing base is subject to periodic redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial and other resources than we do.

We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. We face intense competition from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Many of our competitors have financial and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Our commodity price risk management transactions may expose us to the risk of financial loss.

In order to manage our exposure to price volatility in marketing our oil and gas, we enter into oil and gas price risk management arrangements for a portion of our expected production. Commodity price risk management transactions may limit the prices we actually realize and we may experience reductions in oil and gas revenues from our commodity price risk management activities in the future. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our contracts fail to perform under the contracts.

Some of our commodity price and interest rate risk management arrangements require us to deliver cash collateral or other assurances of performance to the counterparties in the event that our payment obligations with respect to our risk management transactions exceed certain levels. As of September 30, 2003, we were required to post $8 million of collateral through letters of credit issued under our bank credit facility. Future collateral requirements are uncertain and will depend on arrangements with our counterparties and highly volatile natural gas and oil prices.

The actual quantities and present value of our proved reserves may prove to be lower than we have estimated.

This prospectus and the documents incorporated by reference herein contain estimates of our proved reserves and the estimated future net revenues from our proved reserves as well as estimates relating to the Laredo Energy acquisition. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

At December 31, 2002, we estimate approximately 26% by volume of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The estimates of these reserves include the assumption that we will make significant capital expenditures to develop the reserves, including $248 million in 2003. You should be aware that the estimated costs may not be accurate, development may not occur as scheduled and the results may not be as estimated.

You should not assume that the present values referred to in this prospectus and the documents incorporated by reference herein represent the current market value of our estimated oil and gas reserves. In accordance with

SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The December 31, 2002 present value was based on weighted average oil and gas prices of $30.18 per barrel of oil and $4.28 per mcf of natural gas. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of an estimate.

Any changes in consumption by oil and gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.

The timing of both the production and the expenses from the development and production of oil and gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

We may not have funds sufficient to make the significant capital expenditures required to replace our reserves.

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations, our bank credit facility and debt and equity issuances. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and our success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, we may not be able to access additional bank debt, debt or equity or other methods of financing to meet these requirements.

Reserve estimates of properties acquired in 2003 have not been prepared by independent petroleum engineers. Our internal estimates may not be as reliable as estimates of those reserves by independent engineers.

Our estimates of proved reserves attributed to our 2003 acquisitions including the Laredo Energy acquisition, included herein or incorporated by reference in this prospectus have not been reviewed or reported on by independent petroleum engineers. These estimates were prepared by our own engineers and professionals using criteria otherwise in compliance with SEC rules. Furthermore, our internal reserve estimates for these acquisitions are based upon data available to us which may not be as complete as data available on our other properties. Oil and gas pricing can affect estimates of quantities of proved reserves due to the impact of pricing on ultimate economic recovery. Estimates prepared by independent engineers might be different than our internal estimates.

If we are not able to replace reserves, we may not be able to sustain production.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition, our proved reserves will decline over time. In addition, approximately 26% by volume of our total estimated proved reserves at December 31, 2002 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in part to acquisitions of exploration and production companies and producing properties. We expect acquisitions will continue to contribute to our future growth. Successful acquisitions require an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. Our review prior to signing a definitive purchase agreement may be even more limited.

We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities, on acquisitions. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. We could incur significant unknown liabilities, including environmental liabilities, or experience losses due to title defects, in our recent acquisitions for which we have limited or no contractual remedies or insurance coverage.

In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources that are substantially greater than those available to us. Therefore, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. For example, we might decide to pursue acquisitions or properties located in geographic regions other than the Mid-Continent region such as the Laredo Energy acquisition in which we acquired properties located in Lobo Trend in Zapata County, Texas. To the extent that such acquired properties are substantially different than our existing properties, our ability to efficiently realize the economic benefits of such transactions may be limited.

Future price declines may result in a write-down of our asset carrying values.

We utilize the full cost method of accounting for costs related to our oil and gas properties. Under this method, all such costs (productive and nonproductive) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the units-of-production method. These capitalized costs are subject to a ceiling test, however, which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter utilizing the prices for oil and gas at that date. A significant decline in oil and gas prices from current levels, or other factors, without other mitigating circumstances, could cause a future write-down of capitalized costs and a non-cash charge against future earnings.

Oil and gas drilling and producing operations are hazardous and expose us to environmental liabilities.

Oil and gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.

Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

Exploration and development drilling may not result in commercially productive reserves.

We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental requirements; and

•	cost of, or shortages or delays in the availability of, drilling rigs and equipment.

The loss of key personnel could adversely affect our ability to operate.

We depend, and will continue to depend in the foreseeable future, on the services of our officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas properties, marketing oil and gas production and developing and executing financing and hedging strategies. Our ability to retain our officers and key employees is important to our continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our business. We do not maintain key person life insurance on any of our personnel.

Lower oil and gas prices could negatively impact our ability to borrow.

Our current bank credit facility limits our borrowings to a borrowing base of $350 million as of the date of this prospectus. The borrowing base is determined periodically at the discretion of a majority of the banks and is based in part on oil and gas prices. Additionally, some of our indentures, including the indentures governing the notes offered hereby, contain covenants limiting our ability to incur indebtedness in addition to that incurred under our bank credit facility. These indentures limit our ability to incur additional indebtedness unless we meet one of two alternative tests. The first alternative is based on a percentage of our adjusted consolidated net tangible assets, which is determined using discounted future net revenues from proved oil and gas reserves as of the end of each year. As of the date of this prospectus, we cannot incur additional indebtedness under this first alternative of the debt incurrence test. The second alternative is based on the ratio of our adjusted consolidated EBITDA (as defined in the indentures) to our adjusted consolidated interest expense over a trailing twelve-month period. As of the date of this prospectus, we are permitted to incur significant additional indebtedness under this second alternative of the debt incurrence test. Lower oil and gas prices in the future could reduce our adjusted consolidated EBITDA (as defined in the indentures), as well as our adjusted consolidated net tangible assets, and thus could reduce our ability to incur additional indebtedness.

Our oil and gas marketing activities may expose us to claims from royalty owners.

In addition to marketing our own oil and gas production, our marketing activities include marketing oil and gas production for working interest owners and royalty owners in the wells that we operate. These activities include the operation of gathering systems and the sale of oil and natural gas under various arrangements. Royalty owners have commenced litigation against a number of companies in the oil and gas production business claiming that amounts paid for production attributable to the royalty owners’ interest violated the terms of the applicable leases and state law, that deductions from the proceeds of oil and gas production were unauthorized under the applicable leases and that amounts received by upstream sellers should be used to compute the amounts paid to the royalty owners. We are presently a defendant in four of these cases which were commenced as class action suits. As new cases are decided and the law in this area continues to develop, our liability relating to the marketing of oil and gas may increase.

Risks Related to the 2015 Notes and the 2016 Notes

Holders of the notes will be effectively subordinated to all of our and the subsidiary guarantors’ secured indebtedness and to all liabilities of our non-guarantor subsidiaries.

Holders of our secured indebtedness, which is comprised primarily of the indebtedness under our revolving bank credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to your claims under the notes. In the event of a default on the notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, the secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indentures governing the notes place some limitations on our ability to create liens, there are significant exceptions to these limitations, including with respect to sale and leaseback transactions, that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

In addition, the notes are not guaranteed by all of our subsidiaries, and our non-guarantor subsidiaries are permitted to incur additional indebtedness under the indentures. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, and preferred shareholders of our non-guarantor subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, authorities, holders of indebtedness or guarantees issued by any non-guarantor subsidiary and preferred shareholders of any non-guarantor subsidiary, will generally have priority as to the assets of any non-guarantor subsidiary over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims. As of September 30, 2003, our non-guarantor subsidiaries had no outstanding senior indebtedness.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only Chesapeake to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guarantees are being incurred for proper purposes and in good faith and that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay those debts as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

Risks Related to Tendering 2011 Notes for 2015 Notes and 2016 Notes

We May Be Able to Repay the Unexchanged 2011 Notes when They Mature, but We May Not be Able to Repay or Refinance the 2015 Notes or 2016 Notes when They Mature.

Our ability to service our debt following the exchange offer will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control. We can make no assurances that we will have, or will be able to obtain, sufficient funds to repay the 2015 Notes or 2016 Notes when they become due. Your decision to tender your 2011 Notes should be made with the understanding that the lengthened maturity of the 2015 Notes and 2016 Notes exposes you to the risk of nonpayment for a longer period of time.

The Trading Market for 2011 Notes that Remain Outstanding After This Exchange Offer is Likely to be More Limited.

The trading market for 2011 Notes that remain outstanding after this exchange offer is likely to be more limited than it is at present. Therefore, it may become more difficult for you to sell or transfer any unexchanged 2011 Notes. This reduction in liquidity may in turn increase the volatility of the market price for the 2011 Notes.

CAPITALIZATION

The following table shows our unaudited capitalization as of September 30, 2003:

•	on a historical basis;

•	on a pro forma basis to reflect the effects of (i) two private exchange offers for senior notes completed since September 30, 2003, (ii) our recently completed $172.5 million public offering of convertible preferred stock, (iii) our recently completed private placement of $200 million of 2016 Notes, and (iv) the expected application of the net proceeds from the foregoing offerings to fund our pending cash tender offer for our 8.5% Senior Notes due 2012 (assuming the tender offer is fully subscribed) and repay the borrowings incurred under our bank credit facility to finance the recent Laredo Energy acquisition. There is no assurance that the tender offer for 8.5% Senior Notes will be fully subscribed; and

•	on a pro forma basis as further adjusted to reflect this $500 million exchange offer (assuming the exchange offer is fully subscribed with equal amounts validly tendered for the 2015 Note Option and the 2016 Note Option and assuming a settlement date of December 31, 2003).

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our annual report on Form 10-K/A for the year ended December 31, 2002, and our quarterly report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated by reference herein.

	As of September 30, 2003
	Historical	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$38,478	$11,019	$—

Long-term debt:
Bank revolving credit facility	$72,000	$—	$481
7.875% Senior Notes due 2004	42,137	42,137	42,137
8.375% Senior Notes due 2008	222,150	209,815	209,815
8.125% Senior Notes due 2011	800,000	728,255	228,255
8.500% Senior Notes due 2012	110,669	—	—
9.000% Senior Notes due 2012	300,000	300,000	300,000
7.500% Senior Notes due 2013	300,000	363,823	363,823
7.750% Senior Notes due 2015	213,001	236,691	491,199
6.875% Senior Notes due 2016	—	200,000	480,050
Interest rate derivatives	(12,805)	2,613	2,613
Discount, net of premium, on senior notes	(22,816)	(28,112)	(68,340)

Total long-term debt	2,024,336	2,055,222	2,050,033

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized
6.75% cumulative convertible preferred stock, 2,998,000 shares issued and outstanding, entitled in liquidation to $149.9 million	149,900	149,900	149,900
6.00% cumulative convertible preferred stock, 4,600,000 shares issued and outstanding, entitled in liquidation to $230.0 million	230,000	230,000	230,000
5.00% cumulative convertible preferred stock, 1,725,000 shares issued and outstanding, entitled in liquidation to $172.5 million	—	172,500	172,500
Common stock, $.01 par value, 350,000,000 shares authorized, 221,474,389 shares issued and outstanding	2,215	2,215	2,215
Paid-in capital	1,390,730	1,385,736	1,385,736
Accumulated deficit	(222,338)	(237,385)	(241,415)
Accumulated other comprehensive income	55,954	55,954	55,954
Less: treasury stock, at cost, 5,071,571 common shares	(22,091)	(22,091)	(22,091)

Total stockholders’ equity	1,584,370	1,736,829	1,732,799

Total capitalization	$3,608,706	$3,792,051	3,782,832

THE EXCHANGE OFFER

This section of the prospectus describes our proposed exchange offer. While we believe that the description covers the material terms of this exchange offer, this summary may not contain all the information that is important to you. You should read the entire document and the other documents we refer to carefully for a more complete understanding of this exchange offer.

Purpose of this Exchange Offer

The purpose of this exchange offer is to refinance a portion of our 2011 Notes in order to improve our debt maturity profile.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth herein and in the letter of transmittal, we are offering to exchange up to $500 million in aggregate principal amount of our 8.125% Senior Notes due 2011 (the “2011 Notes”) for new notes of our series of 7.75% Senior Notes due 2015 (the “2015 Notes”) or for new notes of our series of 6.875% Senior Notes due 2016 (the “2016 Notes”). You can select the form of consideration in exchange for 2011 Notes from the following two options:

•	The 2015 Note Option. Under this option, we will exchange $1,033.23 in principal amount of 7.75% Senior Notes due January 15, 2015, less the Accrued Interest Adjustment (as defined below), for every $1,000 in principal amount of 2011 Notes validly tendered.

•	The 2016 Note Option. Under this option, we will exchange $1,107.68 in principal amount of 6.875% Senior Notes due 2016, plus the Accrued Interest Adjustment (as defined below), for every $1,000 in principal amount of 2011 Notes validly tendered.

You do not have to choose the same option for all the 2011 Notes you tender. If you wish to receive 2015 Notes for some of your 2011 Notes and 2016 Notes for some of your 2011 Notes, you must take two separate tenders. You do not have to tender all of your notes.

An aggregate of $728,255,000 principal amount of the 2011 Notes was outstanding as of December 1, 2003. If 2011 Notes having an aggregate principal amount in excess of $500 million are validly tendered and not validly withdrawn, we will accept for exchange $500 million in aggregate principal amount of 2011 Notes on a pro rata basis based on the proportion of the 2011 Notes you tendered to all 2011 Notes tendered as of the expiration date. See “—Pro Rata Acceptance.”

The 2015 Notes and 2016 Notes will be issued in exchange for the 2011 Notes in the exchange offer, if consummated, on the settlement date, which we expect to be the second business day following the expiration date of the exchange offer. We will accept 2011 Notes for exchange, and make any pro rationing necessary, on the acceptance date, which we expect to be the next business day after the expiration date. Interest on the 2015 Notes will accrue from July 15, 2003, and interest on the 2016 Notes will accrue from the date of original issuance of the 2016 Notes, which is November 26, 2003.

2011 Notes may be exchanged only in denominations of $1,000 and integral multiples of $1,000 in excess of that amount. 2015 Notes and 2016 Notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess of that amount. If under the terms of the exchange offer any tendering participant in DTC is entitled to receive, through DTC, 2015 Notes or 2016 Notes in a principal amount that is not an integral multiple of $1,000, then we will reduce the principal amount of that DTC participant’s 2015 Notes and 2016 Notes to the nearest $1,000 and substitute a cash payment equal to the principal amount by which that DTC participant’s new notes are reduced. If, as a result of our pro rata acceptance of tendered 2011 Notes, we would be required to accept from a tendering holder 2011 Notes in a principal amount that is not an integral multiple of $1,000, we will reduce the principal amount of notes accepted from such holder to the nearest integral multiple of $1,000. In this case, the excess principal amount of 2011 Notes not accepted from the tendering holder will be returned to such holder.

Early Participation Payment

Holders who validly tender 2011 Notes at or prior to 5:00 p.m., New York City time, on Friday, December 12, 2003, which we refer to as the early participation date, will receive an early participation payment in cash of $10.00 for each $1,000 principal amount of notes validly tendered and accepted for exchange. The early participation payment will be paid in cash on the settlement date.

The Accrued Interest Adjustment

We are not settling accrued interest on the 2011 Notes tendered, or the 2015 Notes and 2016 Notes to be issued in the exchange offer, in cash. Instead, we are adjusting each of the exchange ratios under the 2015 Note Option and the 2016 Note Option for the value of net accrued interest owed to, or due from, holders tendering in the exchange. We refer to each of these adjustments as the “Accrued Interest Adjustment.” The actual Accrued Interest Adjustment for the 2015 Note Option and the 2016 Note Option will depend on the settlement date.

Assuming a December 31, 2003 settlement date, which is the expected settlement date, the 2011 Notes will have $20.31 of interest accrued on each $1,000 principal amount. The 2015 Notes and 2016 Notes issued in the exchange offer will be issued with accrued interest which, as of December 31, 2003, will be $35.74 for each $1,000 of principal amount of the 2015 Notes, and $6.68 for each $1,000 of principal amount of the 2016 Notes.

To adjust for the settlement of accrued interest on tendered 2011 Notes and 2015 Notes and 2016 Notes received in the exchange offer, assuming a December 31, 2003 settlement date:

•	the exchange ratio under the 2015 Note Option will be adjusted by reducing the amount of principal of 2015 Notes issued for each $1,000 of principal of 2011 Notes tendered and accepted by $15.20, so that you will receive $1,018.03 principal amount of 2015 Notes for each $1,000 principal amount of 2011 Notes validly tendered and accepted for exchange; and

•	the exchange ratio under the 2016 Note Option will be adjusted by increasing the amount of principal of 2016 Notes issued for each $1,000 of principal of 2011 Notes tendered and accepted by $12.52, so that you will receive $1,120.20 principal amount of 2016 Notes for each $1,000 principal amount of 2011 Notes validly tendered and accepted for exchange.

In the event the settlement date is extended beyond December 31, 2003, for every day of extension, provided settlement occurs prior to January 15, 2004, the Accrued Interest Adjustment will be adjusted by further reducing the amount of principal of 2015 Notes issued for each $1,000 of principal of 2011 Notes tendered and accepted for the 2015 Notes Option by $0.0041 per day, and by further increasing the amount of principal of 2016 Notes issued for each $1,000 of principal of 2011 Notes tendered and accepted for the 2016 Notes Option by $0.0096 per day. We do not intend to extend the exchange offer and, although we reserve the right to extend the offer, the settlement date will in all events occur prior to January 15, 2004.

The Accrued Interest Adjustments reflect the difference in note values calculated using the exchange ratios reflected in the exchange offer which were determined excluding accrued interest in the assumed note prices and the values that would result from the use of exchange ratios calculated using the same prices but inclusive of accrued interest. Under the 2015 Note Option, we used a note price excluding accrued interest for the 2011 Notes of 112.460% of par, which includes the Early Participation Payment, and a price including accrued interest of 114.491% of par. Under the 2016 Note Option, we used a note price excluding accrued interest for the 2011 Notes of 113.845% of par, which includes the Early Participation Payment, and a price including accrued interest of 115.876% of par. For the 2015 Notes and the 2016 Notes, we used note prices without accrued interest of 107.875% of par and 101.875% of par, respectively, and note prices including accrued interest of 111.449% of par and 102.543% of par, respectively.

Conditions to this Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the expiration date, we will not be required to issue 2015 Notes or 2016 Notes and we may terminate, modify or otherwise amend the exchange offer, if any of the following conditions has not been satisfied or waived, prior to the expiration date, as extended:

•	no action or proceeding has been instituted or threatened in any court or before any governmental agency and no law, rule, regulation, judgment, order or injunction has been proposed (including a proposal which is in existence as of the date of this document), enacted, entered or enforced by any court or governmental agency that in our judgment would reasonably be expected to (1) prohibit, prevent or materially impair our ability to proceed with this exchange offer, (2) materially adversely affect the business, condition (financial or otherwise), income, operations, assets, liabilities or prospects of our subsidiaries or us taken as a whole, (3) limit the deductibility of interest on or indebtedness on any debt connected to this exchange offer or that would materially increase the after-tax cost to us of this exchange offer, or (4) materially impair our contemplated benefits of this exchange offer;

•	no event has occurred or is reasonably likely to occur affecting the business, condition (financial or otherwise), income, operations, assets, liabilities or prospects of our company or our subsidiaries taken as a whole that in our judgment would reasonably be expected to (1) prohibit, prevent or delay consummation of this exchange offer, or (2) materially impair our contemplated benefits of this exchange offer;

•	there has not occurred (1) any general suspension of trading in, or limitation on prices for, securities on a United States national securities exchange or over-the-counter market, (2) any material adverse change in the trading price of our ordinary shares or American depositary shares, (3) a material impairment in the trading market for securities that in our judgment would reasonably be expected to affect this exchange offer, (4) a declaration of a banking moratorium or any suspension of payment of banks by federal or state authorities in the United States or (5) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; and

•	no tender or exchange offer for any class of our equity securities and no merger, acquisition, business continuation or similar transaction involving us has occurred, been proposed or announced.

The foregoing conditions are for our sole benefit and may be waived by us in whole or in part at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding. The exchange offer is not subject to a minimum tender condition.

Amendment of this Exchange Offer

We reserve the right to amend this exchange offer, in our sole discretion, subject to applicable law, to:

•	terminate this exchange offer;

•	extend the expiration date and retain all 2011 Notes that have been tendered; or

•	waive any condition to, or otherwise amend the terms of, this exchange offer in any respect and accept all properly tendered 2011 Notes that have not been withdrawn.

If we change the consideration that we are offering, we will give at least 10 business days’ notice of the change, if required by law. If that is less than the time remaining before the expiration date, the expiration date will be extended until a date that is no earlier than the 10th business day after the announcement.

Following any delay in acceptance, extension, termination or amendment, we will notify the exchange agent and make a public announcement. In the case of an extension, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will communicate any public announcement by issuing a release to the Dow Jones News Service.

Period for Tendering 2011 Notes

As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all 2011 Notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below, subject to pro rata acceptance if more that $500 million aggregate principal amount of 2011 Notes is tendered for exchange and not withdrawn. The term “expiration date” means 12:00 Midnight, New York City time, on December 29, 2003; however, if we extend the period of time for which this exchange offer is open, the term “expiration date” means the latest time and date to which this exchange offer is extended.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of any 2011 Notes, by announcing an extension of this exchange offer as described below under “—Amendment of the Exchange Offer.” During any extension, all 2011 Notes previously tendered will remain subject to this exchange offer and may be accepted for exchange by us. Any 2011 Notes not accepted for exchange for any reason will be returned without expense to the tendering owner as promptly as practicable after the expiration or termination of this exchange offer.

Procedures for Exchanging Notes

Effect of Tender

Any valid tender by a holder of 2011 Notes will constitute an acceptance of our offer to exchange 2011 Notes and a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described herein and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of 2011 Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered 2011 Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of 2011 Notes

Upon the submission of the letter of transmittal, or agreement to the terms of the letter of transmittal pursuant to an agent’s message as described below under “—Procedures for Tendering—Book-Entry Delivery Procedures for Tendering 2011 Notes Held with DTC,” a holder, or the beneficial holder of such 2011 Notes on behalf of which the holder has tendered, will, subject to the terms and conditions of the exchange offer generally, be deemed, among other things, to irrevocably sell, assign and transfer to or upon our order or the order of our nominees, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder’s status as a holder of, all 2011 Notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or the trustee or other person connected with the 2011 Notes arising under, from or in connection with such 2011 Notes.

In addition, such holder of 2011 Notes will be deemed to represent, warrant and agree that:

(1) it has received and reviewed this prospectus;

(2) it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the 2011 Notes tendered thereby and it has full power and authority to execute the letter of transmittal;

(3) the 2011 Notes being tendered thereby were owned by such holder (and any beneficial owner(s) on whose behalf such holder is acting) as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that we will acquire good, indefeasible and unencumbered title to such 2011 Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(4) it (and any beneficial owner(s) on whose behalf it is acting) will not sell, pledge, hypothecate or otherwise encumber or transfer any 2011 Notes tendered thereby from the date of the letter of transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5) the execution and delivery of the letter of transmittal or agent’s message shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this prospectus;

(6) the submission of the letter of transmittal or agent’s message to the exchange agent shall, subject to a holder’s ability to withdraw its tender and subject to the terms and conditions of the exchange offer generally, constitute the irrevocable appointment of the exchange agent as its attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) at the discretion of such attorney and agent in relation to the 2011 Notes tendered thereby in favor of us or such other person or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney’s and agent’s discretion and/or the certificate(s) and other document(s) of title relating to such 2011 Notes’ registration and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees such 2011 Notes; and

(7) the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal or agent’s message, which shall be read and construed accordingly.

The representations and warranties and agreements of a holder tendering 2011 Notes shall be deemed to be made on and as of each date of its tender, the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any 2011 Notes shall mean any holder that exercises sole investment discretion with respect to such 2011 Notes.

Acceptance of 2011 Notes for Exchange; Delivery of 2015 Notes and 2016 Notes

On the settlement date, 2015 Notes and 2016 Notes will be delivered in book-entry form and the early participation payment will be made by deposit of funds with DTC, which will transmit such payments to tendering holders for the 2011 Notes accepted for exchange.

We will be deemed to have accepted validly tendered 2011 Notes that have not been validly withdrawn or revoked as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. We expect this to occur on the first business day following the expiration date. Subject to the terms and conditions of the exchange offer, delivery of 2015 Notes and 2016 Notes and cash will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the 2011 Notes for the purposes of receiving the 2015 Notes and 2016 Notes (in book entry form) and any cash payment from us and delivering the 2015 Notes and 2016 Notes (in book entry form) and any cash payment to or at the direction of those holders. If any tendered 2011 Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted 2011 Notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Pro Rata Acceptance

Subject to the satisfaction or waiver of specified conditions, we will accept for exchange up to $500 million aggregate principal amount of 2011 Notes that are validly tendered by eligible offerees and not withdrawn. See

“—Withdrawal of Tenders” below. If 2011 Notes having an aggregate principal amount in excess of $500 million are validly tendered and not withdrawn, we will accept for exchange $500 million aggregate principal amount of 2011 Notes allocated on a pro rata basis based on the proportion of the 2011 Notes you validly tendered to all 2011 Notes validly tendered as of the expiration date.

Procedures for Tendering

An eligible holder of 2011 Notes who wishes to accept the exchange offer, and whose 2011 Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct that custodial entity to tender such holder’s 2011 Notes on such holder’s behalf pursuant to the procedures of the custodial entity.

To tender in the exchange offer, a holder of 2011 Notes must either (1) complete, sign and date the letter of transmittal or a facsimile thereof in accordance with its instructions (including guaranteeing the signature(s) to the letter of transmittal, if required), and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent at one of the addresses set forth in the letter of transmittal for receipt on or prior to the expiration date or (2) comply with the ATOP procedures for book-entry transfer described below on or prior to the expiration date.

If you wish to receive 2015 Notes for some of your 2011 Notes and 2016 Notes for some of your 2011 Notes, you must make two separate tenders.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. To tender through the ATOP system, the agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date. 2011 Notes will not be deemed tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the early participation date or the expiration date, as applicable. Do not send the letter of transmittal to anyone other than the exchange agent.

All 2015 Notes and 2016 Notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any 2015 Notes and 2016 Notes to be delivered to you pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering 2011 Notes Held with DTC

If you wish to tender 2011 Notes held on your behalf by a nominee with DTC, you must (1) inform your nominee of your interest in tendering your 2011 Notes pursuant to the exchange offer, (2) instruct your nominee as to whether you would like the 2015 Note Option or 2016 Note Option for the 2011 Notes you are tendering and (3) instruct your nominee to tender all 2011 Notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date (or the early participation date, if you wish to receive the early participation payment). Any financial institution that is a nominee in DTC must tender 2011 Notes by effecting a book-entry transfer of the 2011 Notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering 2011 Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below (see “—Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless (1) the letter of transmittal is signed by a DTC participant whose name appears on a security position listing as the owner of the 2011 Notes and the holder has not completed the box entitled “Special Return Instructions” or “Special Issuance and Payment Instructions” on the letter of transmittal or (2) the 2011 Notes are tendered for the account of an eligible institution. If signatures on a letter of transmittal, or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible institution.

If the letter of transmittal is signed by the holder(s) of 2011 Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the 2011 Notes without alteration, enlargement or any change whatsoever. If any of the 2011 Notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the 2011 Notes tendered thereby are registered in different names on different 2011 Notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If 2011 Notes that are not accepted for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such 2011 Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any 2011 Notes listed therein, such 2011 Notes must be properly endorsed or accompanied by a properly completed bond power, signed by such holder exactly as such holder’s name appears on such 2011 Notes. If the letter of transmittal or any 2011 Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal or facsimile thereof, the tendering holders of 2011 Notes waive any right to receive any notice of the acceptance for exchange of their 2011 Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which substitute certificates evidencing 2011 Notes for principal amounts not tendered or not exchanged should be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, substitute certificates for the 2011 Notes not tendered or exchanged will be returned to such tendering holder.

All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered 2011 Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered 2011 Notes determined by us not to be in proper form or not to be properly tendered or any tendered 2011 Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular 2011 Notes, whether or not waived in the case of other 2011 Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of 2011 Notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of 2011 Notes, neither we, the exchange agent, the information agent, the dealer managers, the trustee nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Your tender of 2011 Notes will not be deemed to have been made until any such defects or irregularities have been cured or waived.

Any holder whose 2011 Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the 2011 Notes. Holders may contact the information agent for assistance with such matters.

Withdrawal of Tenders

Tenders of 2011 Notes may be withdrawn in writing at any time prior to 5:00 p.m., New York City time, on December 12, 2003. We refer to this time limit as the withdrawal deadline. Tenders of 2011 Notes may not be withdrawn after the withdrawal deadline unless we reduce the principal amount of 2011 Notes subject to the exchange offer, reduce the exchange ratio of the 2015 Notes or 2016 Notes for the 2011 Notes or are otherwise required by law to permit withdrawal. Under such circumstances, previously tendered 2011 Notes may be withdrawn until the expiration of ten business days after the date that notice of such reduction is first published or given or sent to holders by us.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the withdrawal deadline at one of its addresses set forth on the back cover page of this prospectus. The withdrawal notice must specify the name of the person who tendered the 2011 Notes to be withdrawn; must contain a description of the 2011 Notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such 2011 Notes and the aggregate principal amount of 2011 Notes subject to such withdrawal; and must be signed by the holder of such 2011 Notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the 2011 Notes. In addition, the notice of withdrawal must specify, in the case of 2011 Notes tendered by delivery of certificates for such 2011 Notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of 2011 Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn 2011 Notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the 2011 Notes have been tendered for the account of an eligible institution.

Withdrawal of tenders of 2011 Notes may not be rescinded, and any 2011 Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn 2011 Notes may, however, be re-tendered by repeating one of the procedures described in “— Procedures for Tendering” prior to the expiration date.

Interest on Notes

Each 2015 Note will bear interest from July 15, 2003. Each 2016 Note will bear interest from November 26, 2003.

Future Acquisitions of 2011 Notes

We reserve the right, in our sole discretion and if we are so permitted by the terms of our indebtedness, to purchase or make offers for any 2011 Notes that remain outstanding after the expiration date of this exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases could differ from the terms of this exchange offer. We make no promises that we will purchase or make offers for any

2011 Notes that remain outstanding after the expiration date of this exchange offer and we may not have the financing to do so.

Dealer Managers

We have retained Banc of America Securities LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. to act as joint lead dealer managers for this exchange offer. We have also retained Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp., Credit Lyonnais Securities (USA) Inc., SunTrust Capital Markets, Inc., TD Securities (USA) Inc., Comerica Securities Inc. and Wells Fargo Securities, LLC as co-dealer managers. In their capacity as dealer managers, the dealer managers may contact holders of 2011 Notes regarding the exchange offer and may request DTC Participants to forward this prospectus and related materials to beneficial owners of the 2011 Notes.

We will enter into a dealer manager agreement with each of the dealer managers. Pursuant to the dealer manager agreement, we will pay a fee to the dealer managers for soliciting tenders of 2011 Notes in the exchange offer. This fee is based on a percentage of the aggregate principal amount of the 2011 Notes exchanged in the exchange offer and will be payable on the settlement date. We have also agreed pursuant to the dealer manager agreement to reimburse the dealer managers for their reasonable out-of-pocket expenses, and we have agreed to indemnify the dealer managers and their officers, directors, employees, agents and affiliates against certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the exchange offer and consent solicitation.

The dealer managers have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The dealer managers may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Each of the dealer managers acted as an initial purchaser with respect to our private placement of 2016 Notes which closed on November 26, 2003. Banc of America Securities LLC, Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated acted as underwriters with respect to our public offering of preferred stock which closed on November 18, 2003. Banc of America Securities LLC is also acting as dealer manager and solicitation agent with respect to the pending cash tender offer for our 8.5% Senior Notes due 2012. In addition, affiliates of Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Comerica Securities Inc., Credit Suisse First Boston LLC, BNP Paribas Securities Corp., Credit Lyonnais Securities (USA) Inc., TD Securities (USA) Inc. and Wells Fargo Securities, LLC are lenders under our revolving bank credit facility. Frederick B. Whittemore, a member of our board of directors, is an advisory director of Morgan Stanley Dean Witter & Co., an affiliate of Morgan Stanley & Co. Incorporated.

Exchange Agent

The Bank of New York has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered to the exchange agent at The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street – 7 East, New York, New York 10286. Eligible institutions may make requests by facsimile at (212) 298-1915. We will pay the exchange agent customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D. F. King & Co., Inc. has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone numbers set forth below:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Bankers and brokers, call collect: (212) 269-5500

All others call toll free: (800) 431-9633

Holders of 2011 Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders for this exchange offer. We are making the principal solicitation by mail. However, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates.

In addition to the fees of the dealer managers, we will pay the cash expenses to be incurred in connection with this exchange offer, which are estimated in the aggregate to be approximately $250,000. Such expenses include fees and expenses of the exchange agent and information agent, accounting and legal fees, SEC filing fees and printing costs, among others.

Appraisal Rights

You will not have any right to dissent and receive appraisal of your 2011 Notes in connection with this exchange offer.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of determining the ratios of earnings to fixed charges, earnings are defined as net income (loss) before income taxes, cumulative effect of accounting change, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized) and amortization of debt expenses and discount or premium relating to any indebtedness.

	Year Ended December 31,						Nine Months Ended September 30, 2003
	1998		1999	2000	2001	2002
Ratio of earnings to fixed charges	(a	)	1.4x	3.1x	4.4x	1.5x	4.1x

(a)	Earnings for such year were insufficient to cover fixed charges by approximately $915 million.

DESCRIPTION OF NOTES

We will issue the 7.75% Senior Notes due 2015 offered hereby (the “2015 Notes”) as additional notes under an indenture dated as of December 20, 2002 (the “2015 Indenture”), among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York, as trustee (the “Trustee”) and the 6.875% Senior Notes due 2016 offered hereby (the “2016 Notes”) as additional notes under an indenture dated as of November 26, 2003 (the “2016 Indenture”), among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and the Trustee. Unless otherwise indicated, the term “Notes” as used in this section refers equally to the 2015 Notes and 2016 Notes as applicable, whether issued in this exchange offer or originally issued by us, and the term “Indenture” refers equally to the 2015 Indenture and the 2016 Indenture as applicable. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Notes and the Indenture. These descriptions do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Notes and the Indenture. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company” and “we” refer only to Chesapeake Energy Corporation and not to any of its subsidiaries.

General

We will issue the Notes as additional Notes (“Add-On Notes”) under the Indenture. Subject to the Company’s compliance with the covenant described in the first paragraph of “—Certain Covenants—Limitations on Incurrence of Additional Indebtedness,” the Company is permitted to issue additional Add-On Notes under the Indenture in an unlimited aggregate principal amount. Any Add-On Notes that are actually issued will be treated as issued and outstanding Notes (as the same class as the initial Notes and the Notes offered by this prospectus) for all purposes of the Indenture and this “Description of Notes,” unless the context indicates otherwise. Each 2015 Note matures on January 15, 2015 and bears interest at the rate of 7.75% interest per annum. Each 2016 Note mature on January 15, 2016 and will bear interest at a rate of 6.875% interest per annum.

Interest on the Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning, in the case of the 2016 Notes, on July 15, 2004. The 2015 Notes, including the 2015 Notes issued in this exchange offer, will accrue interest from July 15, 2003. The 2016 Notes, including the 2016 Notes issued in this exchange offer, will accrue interest from the date of original issuance of the 2016 Notes, which is November 26, 2003. We will make each interest payment to the holders of record of the Notes at the close of business on the January 1 or July 1 preceding such interest payment date. Interest is computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, and interest is payable at the offices of the Trustee and the paying agent, provided that, at the option of the Company, payment of interest on Notes not in global form may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the Notes maintained by the registrar. Initially, the Trustee will also act as paying agent and registrar for the Notes.

The Notes are unsecured senior obligations of the Company. The 2015 Notes and 2016 Notes rank equally in right of payment with each other, the 2011 Notes and all existing and future Senior Indebtedness of the Company and rank senior in right of payment to all future Subordinated Indebtedness of the Company.

Guarantees

All the existing subsidiaries of the Company, other than Chesapeake Energy Marketing, Inc., Mayfield Processing, L.L.C. and MidCon Compression L.P., fully and unconditionally guarantee, on a joint and several basis, the Company’s obligations to pay principal of, premium, if any, and interest on the Notes. The Indenture provides that each Person that becomes a Restricted Subsidiary after the Issue Date will guarantee the payment of the Notes.

The obligations of each Subsidiary Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the respective net assets of each Subsidiary Guarantor at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Guarantee could be reduced to zero. Please read “Risk Factors—Risks Related to the 2015 Notes and 2016 Notes—A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only Chesapeake to satisfy claims.”

Subject to the next succeeding paragraph, no Subsidiary Guarantor may consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless:

(1) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Indenture and the Notes pursuant to a supplemental Indenture, in a form reasonably satisfactory to the Trustee,

(2) immediately after such transaction, no Default or Event of Default exists,

(3) such Subsidiary Guarantor or the Person formed by or surviving any such consolidation or merger will have Consolidated Tangible Net Worth immediately after the transaction equal to or greater than the Consolidated Tangible Net Worth of such Subsidiary Guarantor immediately preceding the transaction and

(4) the Company will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the Reference Period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant.

The preceding does not prohibit a merger between Subsidiary Guarantors or a merger between the Company and a Subsidiary Guarantor.

In the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, or a sale or other disposition of all the Capital Stock of such Subsidiary Guarantor, in any case whether by way of merger, consolidation or otherwise, or a Subsidiary Guarantor otherwise ceases to be a Subsidiary Guarantor, then the Person acquiring the assets (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the assets of such Subsidiary Guarantor) or such Subsidiary Guarantor (in any other event) will be released and relieved of any obligations under its Guarantee.

Ranking

Senior Indebtedness versus Notes. The Indebtedness evidenced by the Notes and the Guarantees is unsecured and will rank equally in right of payment to all Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

As of September 30, 2003 on a pro forma basis as described under “Capitalization,” the Company and the Subsidiary Guarantors would have had $2.08 billion in principal amount of senior indebtedness outstanding, none of which would have been of secured indebtedness.

The Notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including obligations with respect to our current bank credit facility) are effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of Subsidiaries versus Notes. A substantial portion of the Company’s operations is conducted through its subsidiaries. Claims of creditors of such subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company’s creditors, including holders of the Notes. Accordingly, the Notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the Company’s subsidiaries that are not Subsidiary Guarantors. All of the Company’s subsidiaries, other than Chesapeake Energy Marketing, Inc., Mayfield Processing, L.L.C. and MidCon Compression L.P., are Subsidiary Guarantors. The non-guarantor subsidiaries have no outstanding indebtedness.

Although the Indenture limits the incurrence of Indebtedness (including some types of preferred stock) of the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications. In addition, the Indenture does not impose any limitations on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. Please read “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” Moreover, the Indenture does not impose any limitation on the incurrence by any Unrestricted Subsidiary of Indebtedness (including preferred stock).

Optional Redemption of the Notes

2015 Notes. At any time on or after January 15, 2008, the Company may, at its option, redeem all or any portion of the 2015 Notes at the applicable redemption prices (expressed as percentages of the principal amount of the 2015 Notes) described below, plus, in each case, accrued but unpaid interest thereon to the applicable redemption date if the 2015 Notes are redeemed during the twelve-month period beginning on January 15 of the years set forth below:

Year	Redemption Price
2008	103.875%
2009	102.583%
2010	101.292%
2011 and thereafter	100.000%

Notwithstanding the preceding, at any time prior to January 15, 2008, the Company may, at its option, redeem all or any portion of the 2015 Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption. In addition, in the event the Company consummates one or more Equity Offerings on or prior to January 15, 2006, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the 2015 Notes (which includes the 2015 Notes issued in connection with this exchange offer and any other Add-On Notes) issued under the Indenture with all or a portion of the aggregate net proceeds received by the Company from such Equity Offerings at a redemption price of 107.75%, plus accrued and unpaid interest thereon to the redemption date; provided, however, that (i) the date of such redemption occurs within the 90-day period after the Equity Offering in respect of which such redemption is made and (ii) following each such redemption, at least 65% of the aggregate principal amount of the 2015 Notes (which includes the 2015 Notes issued in connection with this exchange offer and any other Add-On Notes) issued under the Indenture remain outstanding.

2016 Notes. At any time on or after January 15, 2009, the Company may, at its option, redeem all or any portion of the 2016 Notes at the applicable redemption prices (expressed as percentages of the principal amount of the 2016 Notes) described below, plus, in each case, accrued but unpaid interest thereon to the applicable redemption date if the 2016 Notes are redeemed during the twelve-month period beginning on January 15 of the years set forth below:

Year	Redemption Price
2009	103.438%
2010	102.292%
2011	101.146%
2012 and thereafter	100.000%

Notwithstanding the preceding, at any time prior to January 15, 2009, the Company may, at its option, redeem all or any portion of the 2016 Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption. In addition, in the event the Company consummates one or more Equity Offerings on or prior to January 15, 2007, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the 2016 Notes (which includes the 2016 Notes issued in connection with this exchange offer and any other Add-On Notes) issued under the Indenture with all or a portion of the aggregate net proceeds received by the Company from such Equity Offerings at a redemption price of 106.875%, plus accrued and unpaid interest thereon to the redemption date; provided, however, that (i) the date of such redemption occurs within the 90-day period after the Equity Offering in respect of which such redemption is made and (ii) following each such redemption, at least 65% of the aggregate principal amount of the 2016 Notes (which includes the 2016 Notes issued in connection with this exchange offer and any other Add-On Notes) issued under the Indenture remain outstanding.

Change of Control

The Indenture provides that, following the occurrence of any Change of Control, the Company must offer to purchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of purchase.

Within 15 days after any Change of Control, the Company will mail or cause to be mailed to all Holders on the date of the Change of Control a Notice (the “Change of Control Notice”) of the occurrence of such Change of Control and of the Holders’ rights arising as a result thereof. The Change of Control Notice shall state, among other things:

(1) that the change of control offer is being made pursuant to this covenant;

(2) the purchase price and the change of control payment date;

(3) that any Note not tendered will continue to accrue interest;

(4) that any Note accepted for payment pursuant to the change of control offer shall cease to accrue interest on the change of control payment date; and

(5) the instructions, consistent with the covenant described hereunder, that a Holder must follow in order to have such Holder’s Notes purchased.

The change of control offer will be deemed to have commenced upon mailing of a notice pursuant to the Indenture and will terminate 20 business days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the change of control offer, the Company will purchase and mail or deliver payment for all Notes tendered in response to the change of control offer.

On the change of control payment date, the Company will, to the extent lawful, (a) accept for payment Notes or portions thereof tendered pursuant to the change of control offer, (b) deposit with the paying agent an amount equal to the change of control payment in respect of all Notes or portions thereof so tendered and (c)

deliver to the Trustee the Notes so accepted together with an officers’ certificate stating the Notes or portions thereof tendered to the Company. The paying agent will promptly mail or deliver to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will promptly authenticate and mail or deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any change of control offer.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company. The change of control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” “— Limitation on Liens” and “—Limitation on Sale/ Leaseback Transactions.” Under the Indenture, such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture provides that the following restrictive covenants are applicable to the Company and its Restricted Subsidiaries.

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, “incur”) any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or its Restricted Subsidiaries may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, either of the following tests shall have been satisfied: (1) the Adjusted Consolidated EBITDA Coverage Ratio would have been at least 2.25 to 1.0 or (2) Adjusted Consolidated Net Tangible Assets would have been greater than 200% of Indebtedness of the Company and its Restricted Subsidiaries.

Notwithstanding the preceding, if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness. For purposes of determining compliance with this covenant:

(1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify (or later classify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; and

(2) for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency.

Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2) at the time of and immediately after giving effect to such Restricted Payment, the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned “—Limitation on Incurrence of Additional Indebtedness”; and

(3) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Reference Date does not exceed the sum of

(A) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to the Reference Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment;

(B) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by the Company’s Board of Directors and evidenced by a resolution of such Board), received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of Capital Stock of the Company (other than any Disqualified Stock and other than Preferred Stock issued in the Preferred Stock Offering), other than in connection with the conversion of Indebtedness or Disqualified Stock;

(C) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by the Company’s Board of Directors and evidenced by a resolution of such Board), received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that at the time the determination is made such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock); and

(D) (i) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary, an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary and (y) the fair market value of such Investments in such Unrestricted Subsidiary at the time of such redesignation (determined in good faith by the Company’s Board of Directors, including a majority of the Company’s Disinterested Directors, whose determination shall be conclusive and evidenced by a resolution of such Board); or (ii) in case any Restricted Subsidiary has been redesignated an Unrestricted Subsidiary, minus the greater of (x) the book value (determined in accordance with GAAP) at the date of redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Restricted Subsidiary and (y) the fair market value of such Investments in such Restricted Subsidiary at the time of such redesignation (determined in good faith by the Company’s Board of Directors, including a majority of the Company’s Disinterested Directors, whose determination shall be conclusive and evidenced by a resolution of such Board).

Notwithstanding the preceding, the above limitations will not prevent:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions hereof;

(2) the purchase, redemption, acquisition or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other shares of Capital Stock (other than Disqualified Stock) of the Company;

(3) any dividend or other distribution payable from a Restricted Subsidiary to the Company or any other Restricted Subsidiary;

(4) regular quarterly dividends on the 6.75% Cumulative Convertible Preferred Stock, the 6.00% Cumulative Convertible Preferred Stock or the 5.00% Cumulative Convertible Preferred Stock of the Company outstanding on the Issue Date, provided that no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to any such Restricted Payment; and

(5) other Restricted Payments not in excess of $25 million in the aggregate since the Issue Date, provided that no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to any such Restricted Payment.

Any Restricted Payment described in the preceding clause (3) shall be excludable in the calculation of the amount of Restricted Payments, and any Restricted Payment described in any other clause shall be included in the calculation.

Limitation on Sale of Assets. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

(1) the Company (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company’s Board of Directors and evidenced by a resolution of such Board, including a majority of the Company’s Disinterested Directors, in the case of any Asset Sales or series of related Asset Sales having a fair market value of $20 million or greater);

(2) (A) the consideration consists of cash, cash equivalents, Permitted Financial Investments or property, equipment, leasehold interests or other assets used in the Oil and Gas Business (“Permitted Consideration”) or (B) the portion of the consideration that does not constitute Permitted Consideration, together with all other consideration received for Asset Sales since the Issue Date that does not constitute Permitted Consideration, has a fair market value of no more than 10% of ACNTA; and

(3) the Net Available Proceeds received by the Company (or its Restricted Subsidiaries, as the case may be) from such Asset Sale are applied in accordance with the following two paragraphs.

The Company may apply such Net Available Proceeds, within 365 days following the receipt of Net Available Proceeds from any Asset Sale, to:

(1) the repayment of Indebtedness of the Company under Credit Facilities or other Senior Indebtedness, including any mandatory redemption or repurchase or optional redemption of the Existing Notes or the Notes;

(2) make an Investment in assets used in the Oil and Gas Business; or

(3) develop by drilling the Company’s oil and gas reserves.

If, upon completion of the 365-day period, any portion of the Net Available Proceeds of any Asset Sale shall not have been applied by the Company as described in clauses (1), (2) or (3) in the immediately preceding paragraph and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Asset Sale (such aggregate constituting “Excess Proceeds”), exceed $15 million, then the Company will be obligated to make an offer (the “Net Proceeds Offer”) to purchase the Notes and any other Senior Indebtedness in respect of which such an offer to purchase is also required to be made concurrently with the Net Proceeds Offer having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes and other such Senior Indebtedness tendered in such Net Proceeds Offer) at a purchase price of 100% of the principal amount thereof plus accrued interest to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

Any Net Proceeds Offer will be conducted in substantially the same manner as a change of control offer. The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Net Proceeds Offer.

During the period between any Asset Sale and the application of the Net Available Proceeds therefrom in accordance with this covenant, all Net Available Proceeds shall be maintained in a segregated account and shall be invested in Permitted Financial Investments.

Notwithstanding the preceding, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale of any of the Capital Stock of a Restricted Subsidiary except pursuant to an Asset Sale of all of the Capital Stock of such Restricted Subsidiary.

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties securing any Indebtedness of the Company or any Restricted Subsidiary, unless the Notes are equally and ratably secured; provided that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Guarantees.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or any other Restricted Subsidiary) unless:

(1) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction in accordance with the covenant captioned “—Limitation on Incurrence of Additional Indebtedness;” or

(2) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transactions at least equal to the fair market value thereof (as determined in good faith by the Company’s Board of Directors, whose determination in good faith, evidenced by a resolution of such Board, shall be conclusive) and such proceeds are applied in the same manner and to the same extent as Net Available Proceeds and Excess Proceeds from an Asset Sale.

Limitations on Mergers and Consolidations. The Company will not consolidate or merge with or into any Person, or sell, convey, lease or otherwise dispose of all or substantially all of its assets to any Person, unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition or assignment shall be made (collectively, the “Successor”), is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, or Canada or any province thereof, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Indenture and under the Notes;

(2) immediately before and after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Tangible Net Worth of the Company (or the Successor) is equal to or greater than the Consolidated Tangible Net Worth of the Company immediately before such transaction; and

(4) immediately after giving effect to such transaction on a pro forma basis, the Company (or the Successor) would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned “—Limitation on Incurrence of Additional Indebtedness.”

Limitation on Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary;

(2) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company;

(3) make loans or advances to the Company or a Restricted Subsidiary of the Company; or

(4) transfer any of its properties or assets to the Company or a Restricted Subsidiary of the Company (each, a “Payment Restriction”);

except for (a) encumbrances or restrictions under Credit Facilities, provided that any Payment Restrictions thereunder (other than, with respect to (4) above, customary restrictions in security agreements or other loan documents thereunder securing or governing Indebtedness of a Restricted Subsidiary) may be imposed only upon the acceleration of the maturity of the Indebtedness thereunder; (b) consensual encumbrances or consensual restrictions binding upon any Person at the time such Person becomes a Restricted Subsidiary of the Company (unless the agreement creating such consensual encumbrances or consensual restrictions was entered into in connection with, or in contemplation of, such entity becoming a Restricted Subsidiary); (c) consensual encumbrances or consensual restrictions under any agreement that refinances or replaces any agreement described in clauses (a) and (b) above, provided that the terms and conditions of any such restrictions are no less favorable to the Holders of Notes than those under the agreement so refinanced or replaced; and (d) customary non-assignment provisions in leases, purchase money financings and any encumbrance or restriction due to applicable law.

Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of transactions (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) with any Affiliate or beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 10% or more of the Company’s common stock (other than with a Restricted Subsidiary) (an “Affiliate Transaction”), on terms that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated Person. In addition, the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions having a value of:

(1) more than $5 million, unless a majority of the Board of Directors of the Company (including a majority of the Company’s Disinterested Directors) determines in good faith, as evidenced by a resolution of such Board, that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company; or

(2) more than $25 million, unless the Company receives a written opinion from a nationally recognized investment banking firm with total assets in excess of $1.0 billion that such transaction or series of transactions is fair to the Company from a financial point of view.

SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

Certain Definitions

The following is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used in this prospectus and not defined below.

“Adjusted Consolidated EBITDA” means the Consolidated Net Income of the Company and its Restricted Subsidiaries for the Reference Period, (a) increased (to the extent deducted in determining Consolidated Net Income) by the sum, without duplication, of:

(1) all income and state franchise taxes of the Company and its Restricted Subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

(2) all interest expense of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount or premium);

(3) depreciation and depletion of the Company and its Restricted Subsidiaries;

(4) amortization of the Company and its Restricted Subsidiaries including, without limitation, amortization of capitalized debt issuance costs;

(5) any loss realized in accordance with GAAP upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any loss realized in accordance with GAAP upon the sale or other disposition of any Capital Stock of any Person;

(6) any loss realized in accordance with GAAP from currency exchange transactions not in the ordinary course of business consistent with past practice;

(7) any loss net of income taxes realized in accordance with GAAP attributable to extraordinary items;

(8) any charges associated solely with the prepayment of any Indebtedness; and

(9) any other non-cash charges to the extent deducted from Consolidated Net Income and (b) decreased (to the extent included in determining Consolidated Net Income) by the sum of

(1) the amount of deferred revenues that are amortized during the Reference Period and are attributable to reserves that are subject to Volumetric Production Payments and

(2) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

“Adjusted Consolidated EBITDA Coverage Ratio” means, for any Reference Period, the ratio on a pro forma basis of (a) Adjusted Consolidated EBITDA for the Reference Period to (b) Adjusted Consolidated Interest Expense for such Reference Period; provided, that, in calculating Adjusted Consolidated EBITDA and Adjusted Consolidated Interest Expense

(1) acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction giving rise to the need to calculate the Adjusted Consolidated EBITDA Coverage Ratio (the “Transaction Date”) shall be assumed to have occurred on the first day of the Reference Period,

(2) the incurrence of any Indebtedness (including the issuance of the Notes) or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period,

(3) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Transaction Date shall be assumed to have been repaid as of the first day of such Reference Period,

(4) the Adjusted Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date were the average rate in effect during the entire Reference Period and

(5) in determining the amount of Indebtedness pursuant to the covenant captioned “Limitation on Incurrence of Additional Indebtedness,” the incurrence of Indebtedness or issuance of Disqualified Stock giving rise to the need to calculate the Adjusted Consolidated EBITDA Coverage Ratio and, to the extent the net proceeds from the incurrence or issuance thereof are used to retire Indebtedness, the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period.

“Adjusted Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries, for the Reference Period, the aggregate amount (without duplication) of

(a) interest expensed in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations, but excluding interest attributable to Dollar-Denominated Production Payments and amortization of deferred debt expense) during such period in respect of all Indebtedness of the Company and its Restricted Subsidiaries (including (1) amortization of original issue discount or premium on any Indebtedness (other than with respect to the Existing Notes and the Notes), (2) the interest portion of all deferred payment obligations, calculated in accordance with GAAP, and (3) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financings and currency and interest rate swap arrangements, in each case to the extent attributable to such period), and

(b) dividend requirements of the Company and its Restricted Subsidiaries with respect to any preferred stock dividends (whether in cash or otherwise (except dividends paid solely in shares of Qualified Stock)) paid (other than to the Company or any of its Restricted Subsidiaries), declared, accrued or accumulated during such period, divided by one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the four quarters immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of this definition, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (b) interest expense attributable to any Indebtedness represented by the guarantee by the Company or a Restricted Subsidiary of the Company of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means, without duplication, as of the date of determination, (a) the sum of

(1) discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any acquisition consummated since the date of such year-end reserve report and (B) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the date of such year-end reserve report attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s engineers,

(2) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(3) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and

(4) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements, minus (b) the sum of

(1) minority interests,

(2) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected as a long-term liability in the Company’s latest annual or quarterly financial statements,

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto,

(4) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(1) above (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and

(5) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, lease, transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions) having a fair market value of $1,000,000 or more of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or of property or assets (including the creation of Dollar-Denominated Production Payments and Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto) or any interests therein (each referred to for purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than

(a) by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or another Restricted Subsidiary,

(b) a sale of oil, gas or other hydrocarbons or other mineral products in the ordinary course of business of the Company’s oil and gas production operations,

(c) any abandonment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding (x) any sale of a net profits or overriding royalty interest, in each case conveyed from or burdening proved developed or proved undeveloped reserves and (y) any sale of hydrocarbons or other mineral products as a result of the creation of Dollar-Denominated Production Payments or Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto),

(d) the disposition of all or substantially all of the assets of the Company in compliance with the covenant captioned “Limitations on Mergers and Consolidations,”

(e) Sale/Leaseback Transactions in compliance the covenant captioned “Limitations on Sale/ Leaseback Transactions,”

(f) the provision of services and equipment for the operation and development of the Company’s oil and gas wells, in the ordinary course of the Company’s oil and gas service businesses, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines, and

(g) the issuance by the Company of shares of its Capital Stock.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the product of (x) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (y) the amount of such principal payment by (b) the sum of all such principal payments.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership or limited liability company interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 50% of the aggregate voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this definition, such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Consolidated Net Income” of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income of any Person if such Person is not the Company or a Restricted Subsidiary, except that

(1) subject to the limitations contained in clause (d) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and

(2) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income;

(b) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(c) the net income of any Restricted Subsidiary to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, is prohibited;

(d) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or any Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(e) any gain (but not loss) from currency exchange transactions not in the ordinary course of business consistent with past practice;

(f) the cumulative effect of a change in accounting principles;

(g) to the extent deducted in the calculation of net income, the non-cash charges associated with the repayment of Indebtedness with the proceeds from the sale of the Notes or any other Senior Indebtedness scheduled to mature no earlier than the Indebtedness being repaid and the prepayment of any of the Notes or such other Senior Indebtedness;

(h) any writedowns of non-current assets; provided, however, that any “ceiling limitation” writedowns under SEC guidelines shall be treated as capitalized costs, as if such writedowns had not occurred;

(i) any gain (but not loss) attributable to extraordinary items; and

(j) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133).

“Consolidated Tangible Net Worth” means, with respect to the Company and its Restricted Subsidiaries, as at any date of determination, the sum of Capital Stock (other than Disqualified Stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs, patents, trademarks, copyrights, franchises, research and development costs, and any amount reflected in treasury stock, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Company’s existing credit facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Hedge Obligations” means, at any time as to the Company and its Restricted Subsidiaries, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s or any of its Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.

“Disinterested Director” means, with respect to an Affiliate Transaction or series of related Affiliate Transactions, a member of the Board of Directors of the Company who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions.

“Disqualified Stock” means any Capital Stock of the Company or any Restricted Subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of the Company or any Restricted Subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Offering” means any underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company pursuant to a registration statement filed pursuant to the Securities Act of 1933 or any private placement of Capital Stock (other than Disqualified Stock) of the Company (other than to any Person who, prior to such private placement, was an Affiliate of the Company) which offering or placement is consummated after the Issue Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC hereunder.

“Existing Notes” means the Company’s outstanding (a) 7.875% Senior Notes due 2004, (b) 8.5% Senior Notes due 2012, (c) 8.125% Senior Notes due 2011, (d) 8.375% Senior Notes due 2008, (e) 9% Senior Notes due 2012, (f) 7.5% Senior Notes due 2013, (g) (in the case of the 2016 Notes only) 7.75% Senior Notes due 2015 and (h) (in the case of the 2015 Notes only) 6.875% Senior Notes due 2016.

“GAAP” means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

“Guarantee” means, individually and collectively, the guarantees given by the Subsidiary Guarantors pursuant to Article Ten of the Indenture.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, without duplication, with respect to any Person,

(a) all obligations of such Person

(1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(2) evidenced by bonds, notes, debentures or similar instruments,

(3) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business),

(4) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks,

(5) for the payment of money relating to a Capitalized Lease Obligation, or

(6) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(b) all net obligations of such Person in respect of Currency Hedge Obligations, Interest Rate Hedge Agreements and Oil and Gas Hedging Contracts, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets;

(c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

(d) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(1) the full amount of such obligations so secured and

(2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board;

(e) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock;

(f) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and

(g) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e) or (f) or this clause (g), whether or not between or among the same parties.

Subject to clause (c) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Interest Rate Hedging Agreements” means, with respect to the Company and its Restricted Subsidiaries, the obligations of such Persons under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect any such Person or any of its Subsidiaries against fluctuations in interest rates.

“Investment” of any Person means (a) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (b) all guarantees of Indebtedness or other obligations of any other Person by such Person, (c) all purchases (or other acquisitions for consideration) by such Person of assets, Indebtedness, Capital Stock or other securities of any other Person and (d) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) or advances on a balance sheet of such Person prepared in accordance with GAAP.

“Issue Date” means December 20, 2002 in the case of the 2015 Notes and means November 26, 2003 in the case of the 2016 Notes.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

“Make-Whole Amount” with respect to a Note means an amount equal to the excess, if any, of (a) the present value of the remaining interest, premium and principal payments due on such Note (excluding any portion of such payments of interest accrued as of the redemption date) as if such Note were redeemed on January 15, 2008 in the case of any 2015 Note or January 15, 2009 in the case of any 2016 Note, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the outstanding principal amount of such Note. “Treasury Rate” with respect to a Note means the yield to maturity (calculated on a semi-annual bond equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of such Note assuming that such Note will be redeemed on January 15, 2008 in the case of any 2015 Note or January 15, 2009 in the case of any 2016 Note; provided, however, that if the Make-Whole Average Life of a Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. “Make-Whole Average Life” means, with respect to a Note, the number of years (calculated to the nearest one-twelfth of a year) between the date of redemption of such Note and January 15, 2008 in the case of any 2015 Note or January 15, 2009 in the case of any 2016 Note.

“Make-Whole Price” means the greater of (a) the sum of the outstanding principal amount of the Notes to be redeemed plus the Make-Whole Amount of such Notes and (b) the redemption price (expressed as a percentage of the principal amount) of such Notes on January 15, 2008 in the case of any 2015 Note and January 15, 2009 in the case of any 2016 Note.

“Maturity Date” means January 15, 2015 in the case of any 2015 Note, or January 15, 2016 in the case of any 2016 Note.

“Net Available Proceeds” means, with respect to any Asset Sale or Sale/Leaseback Transaction of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale or Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction and which is actually so repaid.

“Net Cash Proceeds” means, in the case of any sale by the Company of securities pursuant to clauses (3) (B) or (C) of the covenant captioned “Limitation on Restricted Payments,” the aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts, taxes and any other transaction costs incurred in connection therewith.

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries, minus (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of a Non-Recourse Subsidiary as to which (a) neither the Company nor any other Subsidiary (other than a Non-Recourse Subsidiary) (1) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness or (2) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Non-Recourse Indebtedness) of the Company or its Subsidiaries (other than a Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Non-Recourse Subsidiary” means a Subsidiary or an Affiliate (1) established for the purpose of acquiring or investing in property securing Non-Recourse Indebtedness, (2) substantially all of the assets of which consist of property securing Non-Recourse Indebtedness, and (3) which shall have been designated as a Non-Recourse Subsidiary by a Board Resolution adopted by the Board of Directors of the Company, as evidenced by an officers’ certificate delivered to the Trustee. The Company may redesignate any Non-Recourse Subsidiary of the Company to be a Subsidiary other than a Non-Recourse Subsidiary by a Board Resolution adopted by the Board of Directors of the Company, as evidenced by an officers’ certificate delivered to the Trustee, if, after giving effect to such redesignation, the Company could borrow $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness” (such redesignation being deemed an incurrence of additional Indebtedness (other than Non-Recourse Indebtedness)).

“Oil and Gas Business” means the business of the exploration for, and exploitation, development, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

“Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against price fluctuations of oil, gas or other commodities.

“Oil and Gas Securities” means the Voting Stock of a Person primarily engaged in the Oil and Gas Business, provided that such Voting Stock shall constitute a majority of the Voting Stock of such Person in the event that such Voting Stock is not registered under Section 12 of the Exchange Act.

“Permitted Business Investments” means

(1) Investments in assets used in the Oil and Gas Business;

(2) the acquisition of Oil and Gas Securities;

(3) the entry into operating agreements, joint ventures, processing agreements, farm-out agreements, development agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited) or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations;

(4) the acquisition of working interests, royalty interests or mineral leases relating to oil and gas properties;

(5) Investments by the Company or any Restricted Subsidiary in any Person which, immediately prior to the making of such Investment, is a Restricted Subsidiary;

(6) Investments in the Company by any Restricted Subsidiary;

(7) Investments permitted under the covenants captioned “Limitation on Sale of Assets” and “Limitation on Sale/ Leaseback Transactions”;

(8) Investments in any Person the consideration for which consists of Qualified Stock and

(9) any other Investments in an amount not to exceed 10% of Adjusted Consolidated Net Tangible Assets determined as of the date of the making or incurrence of such Investment.

“Permitted Company Refinancing Indebtedness” means Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company, provided that

(1) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is equal to or subordinated in right of payment to the Notes, then such Indebtedness is equal to or subordinated in right of payment to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased,

(2) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and

(3) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

“Permitted Financial Investments” means the following kinds of instruments if, in the case of instruments referred to in clauses (1)-(4) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year:

(1) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest thereon by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America;

(2) repurchase obligations for instruments of the type described in clause (1) for which delivery of the instrument is made against payment;

(3) obligations (including, but not limited to, demand or time deposits, bankers’ acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Company’s or such Subsidiary’s investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $500,000,000;

(4) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company’s or any Subsidiary’s investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by Standard & Poor’s Ratings Services and P-1 (or higher) by Moody’s Investors Service, Inc.; and

(5) money market mutual or similar funds having assets in excess of $500,000,000.

“Permitted Holders” means Aubrey K. McClendon and Tom L. Ward and their respective Affiliates.

“Permitted Indebtedness” means

(1) additional Indebtedness of the Company and its Restricted Subsidiaries under Credit Facilities in a principal amount outstanding under this clause (1) at any time not to exceed the greater of

(a) $300 million and

(b) $100 million plus 20% of Adjusted Consolidated Net Tangible Assets;

(2) Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(3) other Indebtedness of the Company and its Restricted Subsidiaries in a principal amount not to exceed $40 million at any one time outstanding;

(4) Non-Recourse Indebtedness;

(5) Indebtedness of the Company to any Restricted Subsidiary of the Company and Indebtedness of any Restricted Subsidiary of the Company to the Company or another Restricted Subsidiary of the Company;

(6) Permitted Company Refinancing Indebtedness;

(7) Permitted Subsidiary Refinancing Indebtedness;

(8) obligations of the Company and its Restricted Subsidiaries under Currency Hedge Obligations, Oil and Gas Hedging Contracts or Interest Rate Hedging Agreements;

(9) Indebtedness under the Notes (excluding any Add-On Notes);

(10) Indebtedness of a Subsidiary pursuant to a Guarantee of the Notes in accordance with the Indenture; and

(11) Indebtedness consisting of any guarantee by the Company or one of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary outstanding on the Issue Date or permitted by the Indenture to be incurred thereafter by the Company or its Restricted Subsidiary.

“Permitted Investments” means Permitted Business Investments and Permitted Financial Investments.

“Permitted Liens” means

(1) Liens existing on the Issue Date;

(2) Liens securing Indebtedness under Credit Facilities permitted by the Indenture to be incurred;

(3) Liens now or hereafter securing any obligations under Interest Rate Hedging Agreements so long as the related Indebtedness (a) constitutes the Existing Notes or the Notes (or any Permitted Company Refinancing Indebtedness in respect thereof) or (b) is, or is permitted to be under the Indenture, secured by a Lien on the same property securing such interest rate hedging obligations;

(4) Liens securing Permitted Company Refinancing Indebtedness or Permitted Subsidiary Refinancing Indebtedness; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under the Credit Facilities;

(5) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(6) mechanics’, worker’s, materialmen’s, operators’ or similar Liens arising in the ordinary course of business;

(7) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations;

(8) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(9) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries;

(10) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(11) Liens on pipeline or pipeline facilities which arise out of operation of law;

(12) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13) (a) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Restricted Subsidiary, (b) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Restricted Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Restricted Subsidiary, or (c) Liens upon any property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided that in each such case no such Lien shall extend to or cover any property of the Company or any Restricted Subsidiary other than the property being acquired and improvements thereon;

(14) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;

(15) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(16) purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets;

(17) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(18) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business;

(19) Liens securing obligations of the Company or any of its Restricted Subsidiaries under Currency Hedge Obligations or Oil and Gas Hedging Contracts; and

(20) Liens to secure Dollar-Denominated Production Payments and Volumetric Production Payments.

“Permitted Subsidiary Refinancing Indebtedness” means Indebtedness of any Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of such Restricted Subsidiary, provided that

(1) if the Indebtedness (including the Guarantees) being renewed, extended, refinanced, refunded or repurchased is equal to with or subordinated in right of payment to the Guarantees, then such Indebtedness is equal to or subordinated in right of payment to, as the case may be, the Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased,

(2) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and

(3) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased;

provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP); provided, however, that a Restricted Subsidiary shall not incur refinancing Indebtedness to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company or another Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means the 624,037 shares of 7% Cumulative Convertible Preferred Stock of the Company having a par value of $0.01 per share and a liquidation preference of $50 per share issued by the Company, all of which shares were redeemed as of May 1, 2001.

“Preferred Stock Offering” means the private placement of the Preferred Stock that closed on or about April 22, 1998.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Proved Developed Properties” means working interests, royalty interests, and other interests in oil, gas or mineral leases or other interests in oil, gas or mineral properties to which reserves are attributed which may properly be categorized as proved developed reserves under Regulation S-X under the Securities Act; together with all contracts, agreements and contract rights which cover, affect or otherwise relate to such interests; all hydrocarbons and all payments of any type in lieu of production; all improvements, fixtures, equipment, information, data and other property used in connection therewith or in connection with the treating, handling, storing, processing, transporting or marketing of such hydrocarbons; all insurance policies relating thereto or to the operation thereof; all personal property related thereto; and all proceeds thereof.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Reference Date” means March 31, 1998.

“Reference Period” means, with respect to any Person, the period of four consecutive fiscal quarters ending with the last full fiscal quarter for which financial information is available immediately preceding any date upon which any determination is to be made pursuant to the terms of either Indenture or the related Notes.

“Restricted Payment” means, with respect to any Person, any of the following:

(1) any dividend or other distribution in respect of such Person’s Capital Stock (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock), (b) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company and (c) in the case of the Company, cash dividends payable on the Preferred Stock);

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of the Company or any of its Restricted Subsidiaries;

(3) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes; and

(4) the making by such Person of any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation of any Unrestricted Subsidiary, the Company could incur at least $1.00 in additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness.”

“Sale/Leaseback Transaction” means with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“Senior Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes or the Guarantees, respectively.

“Subordinated Indebtedness of a Subsidiary Guarantor” means any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, which is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

“Subordinated Indebtedness of the Company” means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, which is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

“Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person,

(2) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or

(3) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Subsidiary Guarantor” means (a) each of the Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of the Indenture and (b) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

“Unrestricted Subsidiary” means (a) Chesapeake Energy Marketing, Inc. until such time as such Subsidiary shall be designated as a Restricted Subsidiary in accordance with the requirements of the Indenture, (b) any Subsidiary of an Unrestricted Subsidiary and (c) any Subsidiary of the Company or of a Restricted Subsidiary that is designated as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors in accordance with the requirements of the following sentence. The Company may designate any Subsidiary of the Company or of a Restricted Subsidiary (including a newly acquired or newly formed Subsidiary or any Restricted Subsidiary of the Company), to be an Unrestricted Subsidiary by a resolution of the Board of Directors of the Company, as evidenced by written notice thereof delivered to the Trustee, if immediately after giving effect to such designation,

(1) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness,”

(2) the Company could make an additional Restricted Payment of $1.00 pursuant to the first paragraph of the covenant captioned “Limitation on Restricted Payments,”

(3) such Subsidiary does not own or hold any Capital Stock of, or any lien on any property of, the Company or any Restricted Subsidiary and

(4) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness.

“Unrestricted Subsidiary Indebtedness” of any Person means Indebtedness of such Person

(a) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company’s or such Restricted Subsidiary’s being the primary obligor, or guarantor of, or otherwise liable in any respect on, such Indebtedness),

(b) which, with respect to Indebtedness incurred after the Issue Date by the Company or any Restricted Subsidiary, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare a default on such Indebtedness of the Company or any Restricted Subsidiary and

(c) which is not secured by any assets of the Company or of any Restricted Subsidiary.

“U.S. Government Securities” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

Events of Default

The following are Events of Default with respect to the Notes:

(1) default by the Company or any Subsidiary Guarantor in the payment of principal of or premium, if any, on the Notes when due and payable at maturity, upon repurchase pursuant to the covenants described under “Limitation on Sale of Assets” or “Change of Control,” upon acceleration or otherwise;

(2) default by the Company or any Subsidiary Guarantor for 30 days in payment of any interest on the Notes;

(3) default by the Company or any Subsidiary Guarantor in the deposit of any optional redemption payment;

(4) default on any other Indebtedness (other than Non-Recourse Indebtedness and Unrestricted Subsidiary Indebtedness) of the Company, any Subsidiary Guarantor or any other Subsidiary (other than a Non-Recourse Subsidiary or an Unrestricted Subsidiary) if either

(A) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $10.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate, or

(B) such default results from the failure to pay when due principal of, premium, if any, or interest on, any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $10.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;

(5) default in the performance, or breach of, the covenants set forth in the covenants captioned “Limitation on Restricted Payments” and “Limitations on Mergers and Consolidations,” or in the performance, or breach of, any other covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture and failure to remedy such default within a period of 45 days after written notice thereof from the Trustee or Holders of 25% of the principal amount of the outstanding Notes;

(6) the entry by a court of one or more judgments or orders for the payment of money against the Company, any Subsidiary Guarantor or any other Subsidiary (other than a Non-Recourse Subsidiary or an Unrestricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary is liable, directly or indirectly, for such judgment or order) in an aggregate amount in excess of $10.0 million (net of applicable insurance coverage by a third party insurer which is acknowledged in writing by such insurer) that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

(7) the failure of a Guarantee by a Subsidiary Guarantor to be in full force and effect, or the denial or disaffirmance by such entity thereof; or

(8) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary or an Unrestricted Subsidiary).

The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default (except in payment of principal of, or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the Holders of the Notes to do so.

If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company (other than a Non-Recourse Subsidiary or an Unrestricted Subsidiary) occurs and is continuing, the principal of, and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of the Note, plus accrued and unpaid interest to the date of payment. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

No Holder of a Note may pursue any remedy under the Indenture unless

(1) the Trustee shall have received written notice of a continuing Event of Default,

(2) the Trustee shall have received a request from Holders of at least 25% in principal amount of the Notes to pursue such remedy,

(3) the Trustee shall have been offered indemnity reasonably satisfactory to it,

(4) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes;

provided, however, such provision does not affect the right of a Holder of any Note to sue for enforcement of any overdue payment thereon.

The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain limitations specified in the Indenture. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

Modification and Waiver

Modifications and amendments to the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the Holder of each Note then outstanding affected thereby,

(1) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate or change the time for payment of interest, including default interest, on any Note;

(3) reduce the principal amount of any Note or change the Maturity Date;

(4) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed;

(5) reduce the purchase price, including the premium, if any, payable upon the repurchase of any Note upon an Asset Sale or Change in Control, or change the time at which any Note may or shall be repurchased thereunder;

(6) make any Note payable in money other than that stated in such Note;

(7) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note;

(8) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or

(9) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes.

The Indenture provides that modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holders of the Notes in certain limited circumstances, including

(a) to cure any ambiguity, omission, defect or inconsistency,

(b) to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Subsidiary Guarantor,

(c) to reflect the release of any Subsidiary Guarantor from its Guarantee of the Notes, or the addition of any Subsidiary of the Company as a Subsidiary Guarantor, in the manner provided in the Indenture,

(d) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or

(e) to make any change that would provide any additional benefit to the Holders or that does not adversely affect the rights of any Holder of the Notes in any material respect.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by such Notes, except for

(1) the rights of Holders of the Notes to receive payments solely from the trust fund described in the following paragraph in respect of the principal of, premium, if any, and interest on the Notes when such payments are due,

(2) the Company’s obligations with respect to the Notes concerning the issuance of temporary Notes, transfers and exchanges of the Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where the Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under “—Certain Covenants” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment) described under “—Events of Default” will no longer constitute an Event of Default. If we exercise our Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released from all its obligations under the Indenture and its Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture,

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding amount of the Notes on the Maturity Date or on the applicable mandatory redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that

(A) the Company has received from or there has been published by, the Internal Revenue Service a ruling or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the Holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Bank of New York is the Trustee under the Indenture. The Bank of New York also serves as trustee for our 7.875% Senior Notes due 2004, our 8.375% Senior Notes due 2008, our 8.125% Senior Notes due 2011, our 8.5% Senior Notes due 2012, our 9% Senior Notes due 2012 and our 7.50% Senior Notes due 2013. We may also maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own our debt securities. Its address is 101 Barclay Street, 8th Floor, New York, New York 10286. The Company has also appointed the Trustee as the initial registrar and paying agent under the Indenture.

The Trustee is permitted to become an owner or pledgee of the Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after an Event of Default has occurred and is continuing, it must eliminate such conflict or resign.

In case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders have offered the Trustee indemnity reasonably satisfactory to it.

Book-Entry, Delivery and Form

The 2015 Notes and 2016 Notes issued in the exchange offer will be issued in the form of one or more separate global securities. The global securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Notes that are issued as described below under “—Certificated Notes” will be issued in definitive form. Upon the transfer of Notes in definitive form, such Notes will, unless the global securities have previously been exchanged for Notes in definitive form, be exchanged for an interest in the global securities representing the aggregate principal amount of Notes being transferred.

The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The Company expects that pursuant to procedures established by the Depositary, upon the issuance of the global securities, the Depositary will credit, on its book-entry registrations and transfer system, the aggregate principal amount of Notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the exchange agent. Ownership of beneficial interests in the global securities will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interest) and such participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the Holder of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the Notes for all purposes of the Notes and the Indenture. Except as set forth below, you will not be entitled to have the Notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owner or Holder of any Notes under the global securities. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the Holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The Company will make all payments on Notes represented by the global securities registered in the name of and held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the owner and Holder of the global securities.

The Company expects that the Depositary or its nominee, upon receipt of any payment in respect of the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global securities as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the global securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities owning through such participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of the Depositary, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Subject to certain conditions, the Notes represented by the global securities are exchangeable for certificated Notes in definitive form of like series and tenor as such Notes if:

(1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the global securities and a successor is not promptly appointed or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act or

(2) the Company in its discretion at any time determines not to have all of the Notes represented by the global securities.

Any Notes that are exchangeable pursuant to the preceding sentence will be exchanged for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax consequences of exchanging 2011 Notes for 2015 Notes and/or 2016 Notes, receiving any early participation payments and owning and disposing of 2015 Notes and 2016 Notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation which may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, U.S. persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that acquire notes in connection with employment or other performance of services, persons that have a functional currency other than the U.S. dollar, and investors in partnerships or other pass-through entities), nor does it address state, local or foreign tax considerations or any U.S. federal tax considerations other than U.S. federal income tax. This summary assumes that holders have held their 2011 Notes and will hold 2015 Notes and 2016 Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of notes that for U.S. federal income tax purposes is: (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws; (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 which made a valid election to be treated as a U.S. person to the extent provided in applicable Treasury regulations. A “non-U.S. holder” is any beneficial owner of notes that is not a U.S. holder.

If a partnership holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you are urged to consult your tax advisor.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF EXCHANGING 2011 NOTES FOR 2015 NOTES AND/OR 2016 NOTES, RECEIVING ANY EARLY PARTICIPATION PAYMENTS AND OWNING AND DISPOSING OF 2015 NOTES AND 2016 NOTES.

Consequences to U.S. Holders

Consequences of Participating in the Exchange

Exchanging 2011 Notes for 2015 Notes and/or 2016 Notes. The exchange of 2011 Notes for 2015 Notes and/or 2016 Notes constitutes a recapitalization within the meaning of section 368(a)(1)(E) of the Code. Accordingly, you will not recognize a loss on the exchange and will recognize gain equal to the lesser of (i) the aggregate fair market value of the excess principal amount of the 2015 Notes and 2016 Notes (other than amounts attributable to accrued, but unpaid interest on the 2011 Notes) over the principal amount of the 2011 Notes, plus any early participation payments (if treated as part of the exchange) received by you (collectively, “boot”) or (ii) your realized gain on the exchange. Realized gain equals the excess, if any, of (i) the fair market value of the 2015 Notes and 2016 Notes received in the exchange (other than amounts attributable to accrued, but unpaid interest on the 2011 Notes), plus any early participation payments (if treated as part of the exchange) received by you, over (ii) your adjusted tax basis in the 2011 Notes. Except as provided below with respect to accrued market discount, any such gain will be long-term capital gain if you held the 2011 Notes for more than one year at the time of the exchange. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. Your initial tax basis in 2015 Notes and/or 2016 Notes received in the exchange (other than 2015 Notes and 2016 Notes attributable to accrued, but unpaid interest on the 2011 Notes) will be equal to your adjusted tax basis in the 2011 Notes immediately before the exchange, increased by the amount of gain recognized by you in the exchange and decreased by the boot received in the exchange. The holding period for such 2015 Notes or 2016 Notes will include the period during which such holder held the 2011 Notes surrendered in the exchange. The initial tax basis of the portion of any 2015 Notes or 2016 Notes that constituted boot as described above will be the fair market value of the 2015 Notes or 2016 Notes on the date of the exchange.

For purposes of determining the tax consequences of a recapitalization, it is not entirely clear that “principal amount” means the stated principal amount of the 2015 Notes and 2016 Notes. Alternatively, the IRS could take the position that it means the “issue price” as determined under Section 1273 of the Code, which could be higher than their stated principal amount.

Any gain recognized on the exchange of a 2011 Note will be treated as ordinary income to the extent of any accrued market discount on the 2011 Note, unless you elected to include such market discount into income as it accrues. Market discount arises when a note is acquired after its original issuance for an amount less than the stated redemption price of the note.

The fair market value of any 2015 Notes or 2016 Notes received by you attributable to accrued but unpaid interest on the 2011 Notes that has not yet been included in income will be taxable as ordinary income.

Any cash received for a fractional interest in a 2015 Note or 2016 Note will be treated as an amount received from the sale or exchange of the fractional interest.

Early Participation Payments. The tax treatment of the receipt of any early participation payments is subject to uncertainty, because there are no authorities that directly address the treatment of such payment. If treated as additional consideration received in exchange for the 2011 Notes, the early participation payments would be treated as part of the amount received, as provided in the discussion above under the caption “Exchanging 2011 Notes for 2015 Notes and/or 2016 Notes.” It is also possible that the early participation payments may be treated as a separate fee that would be subject to tax as ordinary income.

We recommend that you consult your own tax advisor regarding the particular tax consequences to you of the exchange.

Consequences of Holding and Disposing of 2015 Notes and 2016 Notes

Interest on the 2015 Notes and the 2016 Notes. Stated interest on a 2015 Notes and 2016 Notes will be includible in gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption or Other Disposition of 2015 Notes and 2016 Notes. Except as described below with respect to accrued market discount, upon the disposition of a 2015 Note or a 2016 Note by sale, exchange, redemption or other disposition, you generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income as described above) and (ii) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note to you. Any capital gain or loss will be long-term capital gain or loss if you have held the note for longer than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

Market Discount. If your initial basis in a 2015 Note or a 2016 Note is less than its stated principal amount, subject to a de minimis exception you will be treated as having purchased the note at a “market discount.” In such case, you will be required to treat any principal payment on, or any gain realized on the sale, exchange, or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, you may elect (with respect to the note and all your other market discount obligations acquired by you after the first day of the first taxable year to which such election applies) to include market discount in income currently as it accrues. This election may only be revoked with the consent of the Internal Revenue Service (“IRS”). Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

Bond Premium. If your initial basis in a 2015 Note or a 2016 Note is greater than its principal amount, you will be treated as having acquired the note with “amortizable bond premium” equal in amount to such excess. You may elect (with respect to the note and all your other obligations with amortizable bond premium held on or acquired by you after the first day of the first taxable year to which such election applies) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect to the note during any taxable year by the amortized amount of such excess for the taxable year. This election may only be revoked with the consent of the IRS.

Pre-Issuance Interest. The first interest payment on the each 2015 Note and 2016 Note will include interest attributable to the period prior to the issuance of such notes pursuant to the exchange offer. You may elect to decrease the issue price and the basis of the notes received in the exchange by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Consequences to Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are not a U.S. holder.

Consequences of Participation in the Exchange

Exchanging 2011 Notes for 2015 Notes and/or 2016 Notes. With the possible exception of the portion attributable to the early participation payment, the receipt of 2015 Notes and/or 2016 Notes and any early participation payments (if treated as part of the exchange) received by you in exchange for 2011 Notes (besides amounts attributable to accrued and unpaid interest) will generally not be subject to U.S. federal income tax if (i) the exchange is not effectively connected with your conduct of a United States trade or business and (ii) you are an individual and are present in the United States for fewer than 183 days during the year of receipt.

Amounts attributable to accrued and unpaid interest paid to you will not be subject to U.S federal income tax or withholding tax if (i) the interest is not effectively connected with your conduct of a United States trade or business; and (ii) you (A) do not actually or constructively own a 10% or greater voting interest in the Company, (B) are not a controlled foreign corporation with respect to which the Company is related within the meaning of Section 864(d)(4) of the Code; (C) are not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (D) you provide the appropriate certification as to your non-U.S. status. This certification requirement can generally be met by providing a properly executed IRS Form W-8BEN or substantially similar form signed by the non-U.S. holder under penalties of perjury certifying that such person is a non-U.S. Holder and providing a name and address. If you hold a 2011 Note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8BEN or substantially similar form you provided to the organization or institution. There are also special rules applicable to intermediaries.

Except in the case of income or gain in respect of the disposition of a 2011 Note that is effectively connected with the conduct of a United States trade or business, discussed below, and with the possible exception of gain attributable to early participation payments (discussed below), ordinary income recognized by you which does not qualify for exemption from taxation as described above will be subject to U.S. federal withholding at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Early Participation Payments. The tax treatment of the receipt of early participation payments by a non-U.S. holder is subject to uncertainty as it is for U.S. holders, as discussed above under “Consequences to U.S. Holders – Early Participation Payments.” If the payment constitutes additional consideration received in exchange for the 2011 Notes, the consequences should be as discussed above under “Consequences to Non-U.S. Holders – Exchanging 2011 Notes for 2015 Notes and/or 2016 Notes.” If the early participation payments are treated as a separate fee, the U.S. federal income tax consequences to you are unclear and the payment may be taxable as ordinary income subject to withholding tax even if interest payments are exempt from withholding. The Withholding Agent with might withhold U.S. federal withholding tax on the any early participation payments to you that do not otherwise qualify for exemption from taxation.

Effectively Connected Income or Gain. An exchange of 2011 Notes for 2015 Notes and/or 2016 Notes and any early participation payments that are effectively connected with your conduct of a United States trade or business are subject to regular U.S. federal income tax on that income or gain in generally the same manner as U.S. holders, and general U.S. federal income tax return filing requirements will apply. See “Consequences to U.S. Holders—Consequences of Participating in the Exchange” for more information. In addition, if the non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected adjusted earnings and profits for the taxable year of the sale, unless it qualifies for a lower rate under an applicable tax treaty.

Consequences of Holding and Disposing of 2015 Notes and 2016 Notes

U.S. Federal Withholding Tax Applicable to the 2015 Notes and 2016 Notes.

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the 2015 Notes or 2016 Notes provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business.

In each case, (a) you must provide your name and address on an IRS Form W-8BEN (or successor form), and certify under penalties of perjury, that you are not a U.S. person, (b) a financial institution holding the notes on your behalf must certify, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form) from you and must provide us with a copy, or (c) you must hold your notes directly through a “qualified intermediary,” and the qualified intermediary must have sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. federal tax withholding rules under specified procedures.

If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN or successor form claiming an exemption from or a reduction of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Interest. If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on the interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by you of a trade or business in the United States.

Sale, Exchange, Redemption or Other Disposition. Any gain or income realized on the sale, exchange, redemption or other disposition of the notes generally will not be subject to U.S. federal income tax unless:

•	the gain or income is effectively connected with the conduct of a trade or business in the United States by you,

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are present, or

•	the gain represents accrued interest, in which case the rules for taxation of interest would apply.

If you are a holder subject to U.S. federal income tax under the first bullet point, you will be taxed on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax as explained above. Holders subject to U.S. federal income tax under the second bullet point will be taxed on their net capital gains at a 30% rate.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) interest on the notes is exempt from U.S. federal withholding tax under the portfolio interest exemption (without regard to the certification requirement) described in the first paragraph of “—Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax” above and (2) interest on such notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Backup Withholding and Information Reporting

U.S. Holders

Information reporting will apply to payments of principal and interest made by us on, or the proceeds of the sale or other disposition of (including pursuant to the exchange), the 2011 Notes, the 2015 Notes and the 2016 Notes with respect to certain non-corporate U.S. holders, and backup withholding, currently at a rate of 28%, may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely provided to the IRS.

Non-U.S. Holders

Payments to non-U.S. holders of interest on an 2011 Note, a 2015 Note or a 2016 Note and amounts withheld from such payments, if any, generally will be reported to the IRS and you. Backup withholding will not apply to payments of principal and interest on the notes if you certify as to your non-U.S. holder status on an IRS Form W-8BEN or Form W-8ECI (or successor forms) under penalties of perjury or you otherwise qualify for an exemption (provided that neither we nor our agent know or have reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of notes (including pursuant to the exchange) to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or you otherwise qualify for an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder’s non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

LEGAL MATTERS

The validity of the issuance of the notes offered hereby and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. In rendering its opinion, Vinson & Elkins L.L.P. relied upon Commercial Law Group, P.C., Oklahoma City, Oklahoma, as to all the matters of Oklahoma law. Shannon T. Self, a shareholder in Commercial Law Group, P.C., is a director of Chesapeake. As of September 30, 2003, Mr. Self owned 104,992 shares of our common stock.

EXPERTS

The consolidated financial statements of Chesapeake Energy Corporation, incorporated in this prospectus by reference to the amended annual report on Form 10-K/A of Chesapeake Energy Corporation for the year ended December 31, 2002, have been so incorporated in reliance on the report, which contains an explanatory paragraph that the Company has revised its Consolidated Statements of Operations for the years ended December 31, 2002 and 2001, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Estimates of the oil and gas reserves of Chesapeake Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake’s annual report on Form 10-K/A for the year ended December 31, 2002, were based upon reserve reports prepared by Williamson Petroleum Consultants, Inc., Ryder Scott Company, L.P., Netherland, Sewell & Associates, Inc. and Lee Keeling and Associates, Inc., independent petroleum engineers. We have incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

The exchange agent for the exchange offer is:

The Bank of New York

By Facsimile (Eligible Institutions Only):	By Mail or Hand:

(212) 298-1915	The Bank of New York
Attention: Mr. Bernard Arsenec	Corporate Trust Operations
Reorganization Unit
By telephone:	101 Barclay Street – Floor 7E
New York, NY 10286
(212) 815-5098	Attention: Mr. Bernard Arsenec

Questions, requests for assistance and requests for additional copies of this prospectus and consent solicitation statement and related letter of transmittal may be directed to the Information Agent or the dealer managers at each of their addresses set forth below.

The information agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All others Call Toll-free: (800) 431-9633

The joint lead dealer managers for the exchange offer are:

Banc of America Securities LLC	Deutsche Bank Securities	Lehman Brothers
214 North Tryon Street, 17th Floor	60 Wall Street	745 Seventh Avenue
Charlotte, North Carolina 28255	New York, New York 10005	New York, New York 10019
Attention: High Yield Special Products	Attention: High Yield	(800) 438-3242 (U.S. toll-free)
(888) 292-0070 (U.S. toll-free)	Capital Markets	(212) 528-7581 (collect)
(704) 388-4813 (collect)	(212) 250-7466 (collect)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification Of Officers And Directors

Section 1031 of the Oklahoma General Corporation Act, under which Chesapeake is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of Chesapeake and Article VI of the Bylaws of Chesapeake also provide for indemnification of directors and officers under certain circumstances. These provisions, together with Chesapeake’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the “Securities Act”), as amended. In addition, Chesapeake maintains insurance, which insures its directors and officers against certain liabilities.

The Oklahoma General Corporation Act provides for indemnification of each of Chesapeake’s officers and directors against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of Chesapeake, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, other than an action by or in the right of Chesapeake. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Chesapeake, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Chesapeake brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of Chesapeake, or any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of Chesapeake, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to Chesapeake, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of Chesapeake’s Certificate of Incorporation provides for indemnification of Chesapeake’s director and officers. The Oklahoma General Corporation Act also permits Chesapeake to purchase and maintain insurance on behalf of Chesapeake’s directors and officers against any liability arising out of their status as such, whether or not Chesapeake would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Chesapeake has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, Chesapeake will pay on behalf of the indemnitee any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of Chesapeake or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of Chesapeake or an affiliate or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which Chesapeake would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. Chesapeake also provides liability insurance for each of its directors and executive officers.

Item 21.  Exhibits And Financial Statement Schedules

(a) Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description
1.1*	Form of Exchange Offer Dealer Manager Agreement.

4.1	Indenture dated as of December 20, 2002 among Chesapeake, as issuer, the subsidiaries signatory thereto, as Subsidiary Guarantors and The Bank of New York, as Trustee, with respect to our 7.75% Senior Notes due 2015. Incorporated herein by reference to Exhibit 4.5 to Chesapeake’s registration statement on Form S-4 (No. 333-102445). First Supplemental Indenture dated as of February 14, 2003. Incorporated herein by reference to Exhibit 4.6.1 to Chesapeake’s annual report on Form 10-K for the year ended December 31, 2002. Second Supplemental Indenture dated May 1, 2003. Incorporated herein by reference to Exhibit 4.6.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2003. Third Supplemental Indenture dated August 15, 2003. Incorporated herein by reference to Exhibit 4.6.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 2003.

4.2**	Indenture dated as of November 26, 2003 among Chesapeake, as issuer, the subsidiaries signatory thereto, as Subsidiary Guarantors and the Bank of New York, as Trustee, with respect to our 6.875% Senior Notes due 2016.

5.1*	Opinion of Vinson & Elkins L.L.P. regarding the validity of the securities being registered.

5.2*	Opinion of Commercial Law Group, P.C. regarding the validity of the securities being registered.

12.1	Computation of Ratios of Earnings and Fixed Charges. Incorporated herein by reference to Exhibit 12.1 to Chesapeake’s quarterly report on Form 10-Q for the quarter ended September 30, 2003.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Williamson Petroleum Consultants, Inc.

23.3*	Consent of Ryder Scott Company L.P.

23.4*	Consent of Lee Keeling and Associates, Inc.

23.5*	Consent of Netherland, Sewell & Associates, Inc.

23.6*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.7*	Consent of Commercial Law Group, P.C. (included in Exhibit 5.2).

24.1*	Power of Attorney (included in the signature pages of this Registration Statement).

25.1*	Statement of Eligibility on Form T-1 of The Bank of New York for the 2015 Notes.

25.2*	Statement of Eligibility on Form T-1 of The Bank of New York for the 2016 Notes.

99.1**	Letter of Transmittal.

*	Previously filed.
**	Filed herewith.
+	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules. Incorporated herein by reference to Item 8 of Chesapeake’s annual report on Form 10-K/A for the year ended December 31, 2002, as amended.

Item 22.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

(1)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on November 28, 2003.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ AUBREY K. MCCLENDON
Aubrey K. McClendon Chief Executive Officer

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2003

* Tom L. Ward	President, Chief Operating Officer and Director (Principal Executive Officer)	November 28, 2003

* Marcus C. Rowland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 28, 2003

* Michael A. Johnson	Senior Vice President—Accounting, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 28, 2003

Frank Keating	Director	November 28, 2003

Breene M. Kerr	Director	November 28, 2003

Charles T. Maxwell	Director	November 28, 2003

* Shannon T. Self	Director	November 28, 2003

* Frederick B. Whittemore	Director	November 28, 2003

*By:	/S/ AUBREY K. MCCLENDON
Aubrey K. McClendon Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on November 28, 2003.

CHESAPEAKE EP CORPORATION
CHESAPEAKE SOUTH TEXAS CORP.
CHESAPEAKE OPERATING, INC.
NOMAC DRILLING CORPORATION
OXLEY PETROLEUM CO.

By:	*
Name:	Marcus C. Rowland
Title:	Vice President

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	President and Director (Principal Executive Officer)	November 28, 2003

* Tom L. Ward	Vice President and Director	November 28, 2003

* Marcus C. Rowland	Vice President (Principal Financial and Accounting Officer)	November 28, 2003

*By:	/S/ AUBREY K. MCCLENDON
Aubrey K. McClendon Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on November 28, 2003.

THE AMES COMPANY, L.L.C.
CARMEN ACQUISITION, L.L.C.
CHESAPEAKE ACQUISITION, L.L.C.
CHESAPEAKE ENO ACQUISITION, L.L.C.
CHESAPEAKE FOCUS, L.L.C.
CHESAPEAKE KNAN ACQUISITION, L.L.C.
CHESAPEAKE MOUNTAIN FRONT, L.L.C.
CHESAPEAKE ORC, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
GOTHIC ENERGY, L.L.C.
GOTHIC PRODUCTION, L.L.C.
SAP ACQUISITION, L.L.C.
MC MINERAL COMPANY, L.L.C.
JOHN C. OXLEY, L.L.C. .

By:	*
Name:	Marcus C. Rowland
Title:	Vice President

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	President and Director (Principal Executive Officer)	November 28, 2003

* Tom L. Ward	Vice President and Director	November 28, 2003

* Marcus C. Rowland	Vice President (Principal Financial and Accounting Officer)	November 28, 2003

*By:	/S/ AUBREY K. MCCLENDON
Aubrey K. McClendon Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on November 28, 2003.

CHESAPEAKE ENERGY LOUISIANA CORPORATION

By:	/s/ AUBREY K. MCCLENDON
Name:	Aubrey K. McClendon
Title:	Chief Executive Officer

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2003

* Tom L. Ward	President, Chief Operating Officer and Director	November 28, 2003

* Marcus C. Rowland	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2003

*By:	/S/ AUBREY K. MCCLENDON
Aubrey K. McClendon Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on November 28, 2003.

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP
CHESAPEAKE LOUISIANA, L.P.
CHESAPEAKE PANHANDLE LIMITED PARTNERSHIP
CHESAPEAKE-STAGHORN ACQUISITION L.P.
CHESAPEAKE SIGMA, L.P. CHESAPEAKE ZAPATA, L.P.

By Chesapeake Operating, Inc., as general partner of each respective entity

By:	/s/ AUBREY K. MCCLENDON
Name:	Aubrey K. McClendon
Title:	Chief Executive Officer

Signature	Capacity	Date

/s/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chief Executive Officer and Director of Chesapeake Operating, Inc. (Principal Executive Officer)	November 28, 2003

* Tom L. Ward	President, Chief Operating Officer and Director of Chesapeake Operating, Inc.	November 28, 2003

* Marcus C. Rowland	Executive Vice President—Finance and Chief Financial Officer of Chesapeake Operating, Inc. (Principal Financial and Accounting Officer)	November 28, 2003

*By:	/S/ AUBREY K. MCCLENDON
Aubrey K. McClendon Attorney in Fact